Exhibit 10.2

_______________________________________________________________________________

Amended and Restated Loan And Security Agreement

Dated as of March 22, 2023

among

S&W SEED COMPANY,

as Borrower

THE OTHER LOAN PARTIES HERETO

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

and

CIBC BANK USA,
as ADMINISTRATIVE AGENT AND SOLE LEAD ARRANGER

_______________________________________________________________________________

TABLE OF CONTENTS

Page

SECTION 1	DEFINITIONS.	1
1.1.	Definitions.	1
SECTION 2	LOANS.	22
2.1.	Loan Facilities.	22
2.2.	Loan Procedures.	24
2.3.	Repayments.	24
2.4.	Notes.	26
2.5.	Recordkeeping	26
2.6.	Defaulting Lenders.	26
2.7.	Cash Collateral	28
2.8.	Settlements.	29
2.9.	Commitments Several.	30
SECTION 3	LETTERS OF CREDIT.	30
3.1.	General Terms.	30
3.2.	Letter of Credit Procedures.	30
3.3.	Expiration Dates of Letters of Credit.	31
3.4.	Participations in Letters of Credit.	31
SECTION 4	INTEREST, FEES AND CHARGES.	32
4.1.	Interest Rate.	32
4.2.	Increased Costs (Special Provisions).	32
4.3.	Fees and Charges.	34
4.4.	Taxes.	35
4.5.	Maximum Interest.	36
SECTION 5	COLLATERAL.	37
5.1.	Grant of Security Interest to Administrative Agent.	37
5.2.	Other Security.	37
5.3.	Possessory Collateral.	37
5.4.	Electronic Chattel Paper.	37
SECTION 6	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.	38
SECTION 7	POSSESSION OF COLLATERAL AND RELATED MATTERS.	39
SECTION 8	COLLECTIONS.	39
8.1.	Lockbox and Lockbox Account.	39
8.2.	Administrative Agent's Rights.	40
8.3.	Application of Proceeds.	40
8.4.	Account Statements.	41
SECTION 9	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.	41
9.1.	Weekly Reports.	41
9.2.	Monthly Reports.	41

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9.3.	Financial Statements.	41
9.4.	Annual Projections.	42
9.5.	Explanation of Budgets and Projections.	42
9.6.	Public Reporting.	42
9.7.	Other Information.	42
SECTION 10	TERMINATION.	42
SECTION 11	REPRESENTATIONS AND WARRANTIES.	42
11.1.	Financial Statements and Other Information.	43
11.2.	Locations.	43
11.3.	Loans by Loan Parties.	43
11.4.	Accounts and Inventory.	43
11.5.	Liens.	43
11.6.	Organization, Authority and No Conflict.	43
11.7.	Litigation.	44
11.8.	Compliance with Laws and Maintenance of Permits; Taxes.	44
11.9.	Affiliate Transactions.	44
11.10.	Names and Trade Names.	45
11.11.	Equipment.	45
11.12.	Enforceability.	45
11.13.	Solvency.	45
11.14.	Debt.	45
11.15.	Margin Security and Use of Proceeds.	45
11.16.	Parent, Subsidiaries and Affiliates.	45
11.17.	No Defaults.	45
11.18.	Employee Matters.	46
11.19.	Intellectual Property.	46
11.20.	Environmental Matters.	46
11.21.	ERISA Matters.	46
11.22.	Investment Company Act.	47
11.23.	Anti-Terrorism Laws.	47
11.24.	[Reserved].	48
11.25.	USA Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.	48
SECTION 12	AFFIRMATIVE COVENANTS.	48
12.1.	Maintenance of Records.	49
12.2.	Notices.	49
12.3.	Compliance with Laws and Maintenance of Permits.	50
12.4.	Inspection, Audits and Appraisals.	50
12.5.	Insurance.	51
12.6.	Collateral.	52
12.7.	Use of Proceeds.	52
12.8.	Taxes.	53
12.9.	Intellectual Property.	53
12.10.	Checking Accounts and Cash Management Services.	53
12.11.	USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control	53
12.12.	Reserved.	54
12.13.	Reserved.	54
SECTION 13	NEGATIVE COVENANTS.	54

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13.1.	Guaranties.	54
13.2.	Debt.	54
13.3.	Liens.	54
13.4.	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.	55
13.5.	Restricted Payments.	55
13.6.	Investments; Loans.	55
13.7.	Fundamental Changes, Line of Business; Certain Documents.	55
13.8.	Equipment.	56
13.9.	Affiliate Transactions..	56
SECTION 14	FINANCIAL COVENANTS.	56
SECTION 15	DEFAULT.	57
15.1.	Payment.	57
15.2.	Breach of this Agreement and the other Loan Documents.	57
15.3.	Breaches of Other Obligations.	57
15.4.	Breach of Representations and Warranties.	57
15.5.	Loss of Collateral.	57
15.6.	Levy, Seizure or Attachment.	57
15.7.	Bankruptcy or Similar Proceedings.	58
15.8.	Appointment of Receiver.	58
15.9.	Judgment.	58
15.10.	Death or Dissolution of Loan Party.	58
15.11.	Default or Revocation of Guaranty.	58
15.12.	Criminal Proceedings.	58
15.13.	Change of Control.	59
15.14.	Plans	59
15.15.	Breach of Seed Australia Loan Documents	59
15.16.	Material Adverse Effect.	59
SECTION 16	REMEDIES UPON AN EVENT OF DEFAULT; EQUITY CURE	59
16.1.	Acceleration	59
16.2.	Other Remedies	59
16.3.	Credit Bidding.	61
16.4.	Equity Cure.	61
SECTION 17	CONDITIONS PRECEDENT.	62
17.1.	Conditions to Initial Loans.	62
17.2.	Conditions to All Loans.	63
SECTION 18	THE AGENT.	63
18.1.	Appointment and Authorization.	63
18.2.	L/C Issuers.	64
18.3.	Delegation of Duties.	64
18.4.	Exculpation of Administrative Agent.	64
18.5.	Reliance by Administrative Agent.	65
18.6.	Notice of Default.	65
18.7.	Credit Decision.	65
18.8.	Indemnification.	66
18.9.	Administrative Agent in Individual Capacity.	66

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18.10.	Successor Administrative Agent.	67
18.11.	Collateral Matters.	67
18.12.	Restriction on Actions by Lenders.	68
18.13.	Administrative Agent May File Proofs of Claim.	68
18.14.	Other Agents; Arrangers and Managers.	69
SECTION 19	MISCELLANEOUS.	69
19.1.	Assignments; Participations.	69
19.2.	Register.	71
19.3.	Customer Identification - USA Patriot Act Notice.	71
19.4.	Indemnification by Loan Parties.	71
19.5.	Notice.	72
SECTION 20	GENERAL.	73
20.1.	Waiver; Amendments.	73
20.2.	Headings of Subdivisions.	74
20.3.	Power of Attorney.	75
20.4.	Confidentiality.	75
20.5.	Counterparts.	75
20.6.	Electronic Submissions.	75
20.7.	Waiver of Jury Trial: Other Waivers.	76
20.8.	Choice of Governing Laws; Construction; Forum Selection.	77
20.9.	Cashless Settlements.	77
20.10.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	77
SECTION 21	JOINT AND SEVERAL LIABILITY	78
SECTION 22	NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS	80
SECTION 23	JUDICIAL REFERENCE	81
SECTION 24	AMENDMENT AND RESTATEMENT	81
SECTION 25	RELEASE OF CLAIMS.	81

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ANNEX 1 – COMMITMENTS

EXHIBIT A – COMPLIANCE CERTIFICATE

EXHIBIT B – NOTICE OF BORROWING

EXHIBIT C – COMMERCIAL TORT CLAIMS

EXHIBIT D – ASSIGNMENT AGREEMENT

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 11.2 – BUSINESS AND COLLATERAL LOCATIONS

SCHEDULE 11.6 – ORGANIZATIONAL INFORMATION

SCHEDULE 11.7 – LITIGATION

SCHEDULE 11.9 – AFFILIATE TRANSACTIONS

SCHEDULE 11.10 – NAMES & TRADE NAMES

SCHEDULE 11.14 – INDEBTEDNESS

SCHEDULE 11.16 – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 17.1 – CLOSING DOCUMENT CHECKLIST

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement") made this 22nd day of March, 2023 by and among, the financial institutions that are or may from time to time become parties hereto (together with their respective assigns, the "Lenders"), CIBC BANK USA (in its individual capacity, "CIBC US"), 120 South LaSalle Street, Suite 200, Chicago, Illinois 60603, as administrative agent and sole lead arranger and S&W SEED COMPANY, a Nevada corporation (“S&W Seed”; together with any other party hereafter joined as a borrower hereunder, each individually a “Borrower” and collectively referred to as "Borrowers") and the other Loan Parties party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, Stevia CA, Seed Holding, the other loan parties party thereto, certain financial institutions as lenders and CIBC US as administrative agent entered into that certain Loan and Security Agreement dated as of December 26, 2019 (as amended from time to time prior to the date hereof, the “Existing Loan Agreement”).

WHEREAS, Borrowers desire Administrative Agent (defined below) and Lenders party to this Agreement to, among other things (i) amend and restate the Existing Loan Agreement, (ii) increase the revolving credit facilities available to Borrowers and (iii) provide certain other extensions of credit, loans or other financial accommodations to Borrowers (the “Financial Accommodations”).

NOW, THEREFORE, Administrative Agent and Lenders are willing to provide the Financial Accommodations to Borrowers, but solely on the terms and subject to the conditions set forth in this Agreement (which is an amendment and restatement of the Existing Loan Agreement) and the other documents, instruments and agreements executed and delivered pursuant to this Agreement or referenced herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1. Definitions.

When used herein the following terms shall have the following meanings:

Account shall have the meaning ascribed to such term in the UCC.

Account Debtor shall have the meaning ascribed to such term in the UCC.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjusted EBITDA shall mean, with respect to any Person and its Subsidiaries for any test period and without duplication, the sum of EBITDA, plus the New Equity Addback for such test period (to the extent Borrower elects in writing to utilize such New Equity Addback to increase Adjusted EBITDA pursuant to this definition, and without duplication of any portion of such New Equity Addback utilized by Borrowers to decrease unfinanced Capital Expenditures.

Administrative Agent shall mean CIBC US in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan shall have the meaning set forth in Section 4.2.3.

Affiliate of any Person shall mean (i) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (ii) any other Person which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests of such Person, (iii) any other Person of which ten percent (10%) or more of the voting control or equity interest of which is beneficially owned or held by such Person or (iv) any officer or director of such Person. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.

Agent Advance shall have the meaning set forth in Section 2.1.1(c).

Agent Parties shall have the meaning set forth in Section 19.5(c)(ii).

Applicable Margin shall mean, for any day, the margin set forth below, it being understood that the Applicable Margin for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Applicable Margin", (ii) the Unused Line Fee shall be the percentage set forth under the column "Unused Line Fee Applicable Margin", and (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Letter of Credit Fee Applicable Margin”:

Base Rate Applicable Margin	Unused Line Fee Applicable Margin	Letter of Credit Fee Applicable Margin
2.00%	0.375%	2.50%

Approved Fund shall mean any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee shall have the meaning set forth in Section 19.1.1.

Assignment Agreement shall have the meaning set forth in Section 19.1.1.

Attorney Costs shall mean, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank Product Agreements shall mean those certain agreements pursuant to which any Lender or its Affiliates provide any of the Bank Products to any Loan Party including, without limitation, Hedging Agreements.

Bank Product Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or any such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products shall mean any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with a Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements or (e) so long as prior written notice thereof is provided to Administrative Agent by the Lender (or its Affiliate) providing such service, facility or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to or transaction entered into with any Loan Party by a Lender or its Affiliates.

Base Rate shall mean at any time the greater of (a) the Federal Funds Rate plus one‑half of one percent (0.5%), and (b) the Prime Rate.

Base Rate Loan shall mean any Loan which bears interest at or by reference to the Base Rate.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

BSA shall have the meaning set forth in Section 12.11(b).

Business Day shall mean any day on which Administrative Agent is open for commercial banking business in Chicago, Illinois.

Capital Expenditures shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

Cash Collateralize means to deliver cash collateral to the L/C Issuer, for the benefit of one or more of the L/C Issuers or Lenders, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such L/C Issuer and in an amount satisfactory to such L/C Issuer. Derivatives of such term have corresponding meanings.

CCCP shall have the meaning set forth in Section 23.

Certificate of Beneficial Ownership means a certificate regarding beneficial ownership delivered pursuant to Section 17, as from time to time updated in accordance with the terms of this Agreement, as required by the Beneficial Ownership Regulation.

CFC means (i) a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the Code; and (ii) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (i) of this definition.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Chattel Paper shall have the meaning ascribed to such term in the UCC.

CIBC US shall have the meaning set forth in the preamble hereof.

Closing Date shall have the meaning set forth in Section 17.1.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

Collateral shall mean all of the property of each Loan Party described in Section 5.1, together with all other real or personal property of any Loan Party or any other Person now or hereafter pledged to Administrative Agent to secure, either directly or indirectly, repayment of any of the Obligations.

Commitment shall mean with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Loans and any other Loan from time to time issued hereunder.

Commercial Tort Claims shall have the meaning ascribed to such term in the UCC.

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time and any successor statute.

Consolidated Fixed Charge Coverage Ratio shall mean, for any period, the ratio of (a) Adjusted EBITDA minus, (i) unfinanced Capital Expenditures (net of the New Equity Addback for such period in an amount not to exceed such unfinanced Capital Expenditures, to the extent Borrower elects to utilize such New Equity Addback to reduce unfinanced Capital Expenditures pursuant to this definition, but without duplication of any portion of such New Equity Addback utilized by Borrowers to increase Adjusted EBITDA) during the applicable period, (ii) all dividends, other distributions and payments in respect of stock or other equity interests during the applicable period, and (iii) payments during the applicable period in respect of income and franchise taxes, to (b) Fixed Charges, in each case calculated for Borrowers and their Subsidiaries on a consolidated basis.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the equity interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group shall mean members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Cure Amount is defined in Section 16.4(b).

Cure Notice is defined in Section 16.4(a).

Debt of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with an Acquisition), (c) all obligations of such Person as lessee under capitalized leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers' acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner unless such Debt is expressly made non-recourse to such Person, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Default shall mean the occurrence of an event or condition which, with the passage of time will become an Event of Default if not cured prior to the expiration of any applicable grace period.

Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and Borrowers in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Administrative Agent, L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrowers, Administrative Agent, any L/C Issuer, Swing Line Lender or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three Business Days of a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swing Line Loans. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6.4) upon delivery of written notice of such determination to Borrowers, each L/C Issuer, each Swing Line Lender, and each Lender.

Deposit Accounts shall have the meaning ascribed to such term in the UCC.

Dilution shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Administrative Agent in its sole but Permitted Discretion by (ii) gross invoiced sales of Borrowers for such period.

Dispute shall have the meaning set forth in Section 23.

Documents shall have the meaning ascribed to such term in the UCC.

EBITDA shall mean, with respect to any Person and its Subsidiaries for any test period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets other than the sale of Inventory in the ordinary course of business), plus, to the extent deducted in determining net income, (i) interest expense, income tax expense, depreciation and amortization for such period, (ii) non-cash expenses incurred in connection with stock-based compensation and with amortization of debt discount, (iii) non-cash expenses approved by Administrative Agent for such period, (iv) non-cash goodwill and intangible asset impairments, (v) non-cash losses incurred as a result of changes in the fair value of Contingent Liabilities in connection with Acquisitions, (vi) unrealized foreign currency loss, and (vii) non-recurring transaction costs, including, without limitation, in connection with the Permitted Joint Venture Agreements not to exceed $1,000,000 in the aggregate, less to the extent included in determining EBITDA, (x) non-cash gains arising as a result of changes in the fair value of Contingent Liabilities in connection with Acquisitions, and (y) other non-cash gains, and plus other non-cash losses which have been subtracted in calculating net income after taxes for such period, all on a consolidated basis. EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Chattel Paper shall have the meaning ascribed to such term in the UCC.

Eligible Account shall mean an Account owing to a Borrower which is acceptable to Administrative Agent in its sole discretion determined in good faith for lending purposes. Without limiting Administrative Agent's discretion, Administrative Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent or assign it to Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower's business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower's business, and (x) such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Administrative Agent (at Administrative Agent's request) shipping and delivery receipts evidencing delivery of such Goods;

(iv) (X) it is evidenced by an invoice rendered to the Account Debtor thereunder and (Y) it is due and payable within one hundred fifty (150) days after the date of the invoice and does not remain unpaid thirty (30) days past the date upon which it is due, or with respect to an Account which is due and payable after one hundred fifty (150) days past the invoice date thereof but prior to two hundred ten (210) days past the invoice date thereof ("Datings"), it does not remain unpaid thirty (30) days after the date upon which it is due; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid thirty (30) days after the date upon which they are due, then all Accounts owing by that Account Debtor shall be deemed ineligible; provided, further, not more than the “Datings Limit” of Accounts constituting Datings may be included as Eligible Accounts at any time. “Datings Limit” means $20,000,000 from and after the Closing Date (or such other limits required by Administrative Agent in its Permitted discretion from time to time);

(v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder in whole or in part;

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the Account Debtor thereunder is not a director, officer, employee or agent of a Loan Party, or a Subsidiary, Parent or Affiliate of a Loan Party;

(viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix) it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Administrative Agent's satisfaction, that it is exempt from any such requirements under any such state's laws;

(x) the Account Debtor is located within the United States of America or Canada;

(xi) it is not an Account, other than a Farmer Dealer Account, with respect to which the Account Debtor's obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis; provided that Administrative Agent may establish reserves for anticipated Inventory returns with respect to Farmer Dealer sales;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement;

(xiii) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrowers, exceeds twenty-five percent (25%) of all Accounts of Borrowers or a credit limit determined by Administrative Agent in its sole discretion determined in good faith for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Administrative Agent shall give Borrowers written notice of any such credit limit;

(xiv) it is not an Account arising from the sale of any Inventory that constitutes a “perishable agricultural commodity” under PACA; and

(xv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Administrative Agent in its sole discretion determined in good faith.

Eligible Foreign Account shall mean an Account owing to a Borrower (i) which meets all of the requirements of an Eligible Account other than the requirements set forth in clauses (iv)(Y) and (x) of such definition, (ii) which is due and payable within one hundred fifty (150) days past the date of the invoice and does not remain unpaid thirty (30) days after the date upon which it is due; provided, however, that with respect to Accounts with respect to which the Account Debtor is located in Saudi Arabia or Mexico, such Accounts may be due and payable within one hundred eighty (180) days past the date of the invoice but must be paid within thirty (30) days after the date upon which it is due (such Accounts due and payable after one hundred fifty (150) days past the invoice date thereof but prior to one hundred eighty (180) days past the invoice date, the “Saudi/Mexican 180 Accounts”); and provided, further, not more than $3,000,000 of the Saudi/Mexican 180 Accounts may be included as Eligible Foreign Accounts at any time, and (iii) provided the sale of goods or services giving rise to such Account is backed by (a) a letter of credit or banker's acceptance which names the Administrative Agent as the beneficiary thereof, (b) credit insurance assigned to, and issued upon terms approved by, Administrative Agent, or (c) cash against documents.

Eligible In Transit Inventory shall mean, as of any date of determination, a Borrower’s Inventory that is in-transit to such Borrower (i) which has been shipped from a supplier by a common carrier which is not affiliated with the Loan Parties or such supplier, (ii) which has been shipped from any foreign location for receipt by such Borrower within sixty (60) days of the date of shipment (or such longer period of time as the Administrative Agent shall determine in its sole discretion in the case of any Inventory that has been delayed because of a customs audit or inspection), but which has not yet been received by such Borrower, (ii) for which the purchase order is in the name of such Borrower and title has passed to such Borrower, (iii) which is insured pursuant to an insurance policy reasonably acceptable to Administrative Agent and such policy has been assigned to Administrative Agent, (iv) if requested by Administrative Agent, (w) Administrative Agent shall have received a true and correct copy of the bill of lading and other shipping documents for such Inventory, and (x) if the bill of lading is negotiable, confirmation that the bill is issued in the name of the such Borrower and consigned to the order of the Administrative Agent, and (v) if requested by Administrative Agent, such Borrower shall use good faith efforts to promptly deliver to the Administrative Agent collateral access agreements acceptable to Administrative Agent (y) with such Borrower’s customs broker, in which the customs broker agrees that it holds the bill of lading as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, and (z) with other third parties as Administrative Agent may request.

Eligible Inventory shall mean Inventory of a Borrower which is acceptable to Administrative Agent in its sole discretion determined in good faith for lending purposes. Without limiting Administrative Agent's discretion, Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is either (a) located on one of the premises listed on Schedule 11.2 (or other locations of which Administrative Agent has been advised in writing pursuant to Section 12.2.1 hereof), such locations are within the United States and is not in transit, or (b) it is Eligible In-Transit Inventory, provided, however, the aggregate amount of Eligible In Transit Inventory included in Eligible Inventory at any one time shall not exceed $1,000,000;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Administrative Agent may otherwise consent in writing) new and unused and free from defects which would, in Administrative Agent's sole determination determined in good faith, affect its market value;

(iv) at all times after the date that is thirty (30) days after the Closing Date, it is not stored with a bailee, consignee, warehouseman, grower, processor or similar party unless Administrative Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, grower, processor or similar party to issue and deliver to Administrative Agent, in form and substance acceptable to Administrative Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Administrative Agent shall require;

(v) it is produced in compliance with the Fair Labor Standards Act and is not subject to the "hot goods" provisions contained in Title 29 USC §215(as amended from time to time or any successor statute), and otherwise complies in all material respects with all standards imposed by any applicable governmental entity having authority over the disposition, manufacture or use of that Inventory.

(vi) Administrative Agent has determined in good faith, in accordance with Administrative Agent's customary business practices, that it is not unacceptable due to age, type, category or quantity;

(vii) it is (A) alfalfa or sorghum seed stock that is not planted at the time of determination, or (B) alfalfa or sorghum seed that is harvested from seed stock by a third party grower and is not planted at the time of determination;

(viii) it is alfalfa or sorghum seed stock that is packaged for sale to a third party;

(ix) it is not a “perishable agricultural commodity” under PACA; and

(x) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrowers contained in this Agreement.

Eligible Inventory Sublimit shall mean, (a) from Closing Date through April 15, 2023, $13,000,000.00, (b) from April 16, 2023 through June 30, 2023, $12,000,000.00, (c) from July 1, 2023 through October 1, 2023, $5,000,000.00, (d) from October 2, 2023 through June 30, 2024, $12,000,000.00, and (e) from July 1, 2024 through Maturity Date, $5,000,000.00, or, in each case, such higher or lower number as may be determined by Administrative Agent in its sole and absolute discretion; provided that (a) the Eligible Inventory Sublimit shall automatically decrease by the amount of the proceeds of the Specified Letter of Credit received by Administrative Agent and applied to the Revolving Loans in accordance with Section 2.3.3(c) effective upon Administrative Agent’s receipt of such proceeds, and (b) for so long as the Specified Letter of Credit is outstanding, Administrative Agent shall not decrease the Eligible Inventory Sublimit to an amount that is less than the proceeds available to be drawn under the Specified Letter of Credit.

Environmental Laws shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Loan Party's business or facilities owned or operated by a Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equipment shall have the meaning ascribed to such term in the UCC.

Equity Cure is defined in Section 16.4.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default shall have the meaning set forth in Section 15.

Excess Availability shall mean, as of any date of determination by Administrative Agent, the lesser of (i) the Total Revolving Loan Commitment less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Availability less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of any Loan Party) or (ii) such Lender changes its lending office (other than change in lending office made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 4.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 4.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Loan Agreement is defined in the preamble to this Agreement.

Extraordinary Receipts shall mean any cash or cash equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business including without limitation amounts received in respect of foreign, United States, state or local tax refunds, recontributions by equityholders of a Loan Party of distributions paid to such equityholders for taxes, which are determined to exceed the amount permitted to be distributed or reflecting tax benefits and refunds available to such equityholders based on losses incurred by such Loan Party, purchase price adjustments (excluding working capital adjustments), indemnification payments, and pension plan reversions. For the avoidance of doubt, Extraordinary Receipts shall not include any proceeds from the issuance of Equity Interests or any other financing (Debt or otherwise) specifically permitted hereunder or any payments or proceeds from licensing transactions permitted hereunder.

Farmer Dealer Account shall mean any Account owing from a customer that is included in S&W Seed’s “farmer dealer network” which include standard payment terms permitting such customer to return goods at the end of the season (typically, at the end of August of each year).

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

FCPA shall have the meaning ascribed to such term in 11.25.4.

Federal Funds Rate shall mean for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Administrative Agent in its discretion. Administrative Agent's determination of such rate shall be binding and conclusive absent manifest error.

Financial Covenant Default is defined in Section 16.4.

Fiscal Quarter shall mean a fiscal quarter of a Fiscal Year.

Fiscal Year shall mean each twelve (12) month accounting period of Borrowers, which ends on June 30th of each year.

Fixed Charges shall mean with respect to any Person and its Subsidiaries for any test period, without duplication, scheduled payments of principal during the applicable period with respect to all Debt (other than payments of the Revolving Loans), on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations, on a consolidated basis, plus scheduled payments of cash interest during the applicable period with respect to all Debt, on a consolidated basis, for borrowed money including capital lease obligations.

Fixtures shall have the meaning ascribed to such term in the UCC.

FRB shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation has been reallocated to other Lenders.

Fund shall mean any person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

GAAP shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination; provided, that notwithstanding anything to the contrary in this Agreement, all obligations of any Person that would have been treated as operating leases pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 shall continue to be treated as operating leases for purposes of the definitions of "Debt" and "Liens" and related covenants.

General Intangibles shall have the meaning ascribed to such term in the UCC.

Goods shall have the meaning ascribed to such term in the UCC.

Governmental Authority shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Group shall have the meaning set forth in Section 2.2.1.

Hazardous Materials shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

Hedging Agreement shall mean any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange‑traded, over‑the‑counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combinations of these transactions.

Hedging Obligation shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under pay Hedging Agreement.

Indemnified Liabilities shall have the meaning set forth in Section 19.4.

Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Instruments shall have the meaning ascribed to such term in the UCC.

Investment Property shall have the meaning ascribed to such term in the UCC.

L/C Application shall mean with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the L/C Issuer at the time of such request for the type of Letter of Credit requested.

L/C Issuer shall mean CIBC USA, in its capacity as the issuer of Letters of Credit hereunder, any Affiliate of CIBC USA that may issue Letters of Credit hereunder, or any other financial institution that Administrative Agent may cause to issue Letters of Credit hereunder, and each of their successors and assigns.

Lender shall have the meaning set forth in the preamble of this Agreement. References to the "Lenders" shall include the L/C Issuer(s); for purposes of clarification only, to the extent that CIBC US (or any successor L/C Issuer) may have any rights or obligations in addition to those of the other Lenders due to its status as L/C Issuer, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Loan Documents, the term "Lender" shall include Affiliates of a Lender providing a Bank Product.

Lender Party shall have the meaning set forth in Section 19.4.

Letter of Credit shall mean any Letter of Credit issued on behalf of Borrower in accordance with this Agreement.

Letter of Credit Obligations shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder. The Letter of Credit Obligations of any Lender at any time shall be its Pro Rata Share of the total Letter of Credit Obligations at such time.

Letter-of-Credit Right shall have the meaning ascribed to such term in the UCC.

Loan Documents shall mean all agreements, instruments and documents, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Bank Product Agreements, the Membership Interest Pledge Agreement and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Loan Party or any other Person and delivered to Administrative Agent or any Lender or to any parent, Affiliate or Subsidiary of Administrative Agent or any Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

Loan Party shall mean any Borrower and each other person who is or shall become primarily or secondarily liable for any of the Obligations; provided, however, for the avoidance of doubt no CFC shall be a guarantor of, or pledge any assets to support, an "Obligation of United States person" as defined for purpose of Section 956(c) of the Code.

Loans shall mean all loans and advances made by Administrative Agent and/or Lenders to or on behalf of one or more Borrowers hereunder.

Lockbox and Lockbox Account shall have the meanings set forth Section 8.1.

Master Letter of Credit Agreement shall mean, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by the L/C Issuer at such time.

Material Adverse Effect shall mean (i) a material adverse change in, or a material adverse effect on the business, property, assets, or operations of the Loan Parties, taken as a whole, (ii) a material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their obligations under this Agreement and the other Loan Documents, (iii) a material adverse effect upon the Collateral or its value, or (iv) a material impairment of the enforceability or priority of Administrative Agent's liens upon the Collateral or the legality, validity, binding effect or enforceability of this Agreement and the other Loan Documents, in each case as determined by Administrative Agent in its sole discretion, determined in good faith.

Maturity Date shall mean August 31, 2024.

Maximum Loan Amount shall mean Twenty-Five Million and No/100 Dollars ($25,000,000.00).

Membership Interest Pledge Agreement shall mean that certain Membership Interest Pledge Agreement of even date herewith executed and delivered by S&W Seed to Administrative Agent, as amended or restated from time to time.

MFP means MFP Partners, L.P., a Delaware limited partnership.

MFP Loan Agreement shall mean that certain Subordinate Loan and Security Agreement, dated as of September 22, 2022, by and between MFP and S&W Seed, as amended by that First Amendment to Subordinate Loan and Security Agreement, dated as of October 28, 2022, that Second Amendment to Subordinate Loan and Security Agreement, dated as of December 22, 2022, that Third

Amendment to Subordinate Loan and Security Agreement, dated as of the date hereof, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

MFP Subordination Agreement means that certain Subordination Agreement dated as of September 22, 2022, by and between Administrative Agent and MFP, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

Minimum Adjusted EBITDA Benchmark shall mean (a) negative Two Million Dollars (-$2,000,000) for the three month period ending March 31, 2023, (b) Zero Dollars ($0.00) for the six month period ending June 30, 2023, (c) negative Three Million Dollars (-$3,000,000) for the three month period ending September 30, 2023, (d) negative Seven Million Dollars (-$7,000,000) for the six month period ending December 31, 2023, (e) negative Four Million Dollars (-$4,000,000) for the nine month period ending March 31, 2024, and (f) Three Million Dollars ($3,000,000) for the twelve month period ending June 30, 2024.

New Equity Addback shall mean, with respect to any Fiscal Quarter, an amount equal to cash equity received from equity holders of S&W Seed that are not Loan Parties or Subsidiaries of Loan Parties during, or within forty-five (45) days after, the end of such Fiscal Quarter to the extent Loan Parties deliver to Administrative Agent written notice during such Fiscal Quarter or within such forty-five (45) day period that such cash equity is to be used, without duplication, to increase Adjusted EBITDA for such Fiscal Quarter or reduce the unfinanced Capital Expenditures incurred in such Fiscal Quarter and utilized in the calculation of the Consolidated Fixed Charge Coverage Ratio. Notwithstanding the foregoing, the aggregate amount of any New Equity Addback together with any Cure Amount shall not exceed $1,000,000 in any Fiscal Quarter or exceed $2,000,000 in any trailing twelve (12) month period.

Non-Consenting Lender shall have the meaning set forth in Section 20.1.

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Non-Loan Party Subsidiaries shall mean any direct or indirect Subsidiary of a Borrower that is not a Borrower under this Agreement or a Loan Party guarantor under Section 21 of this Agreement. As of the date of this Agreement, Non-Loan Party Subsidiaries are Seed Holding, Stevia CA, SeedVision, Sorghum Solutions, S&W Holdings Australia, S&W Seed Australia, S&W Seed Hungary and Pasture Genetics Pty Ltd.

Non-U.S. Participant shall have the meaning set forth in Section 4.4(d).

Note shall have the meaning set forth in Section 2.4.

Notice of Borrowing shall have the meaning set forth in Section 2.2.2.

Notice of Conversion/Continuation shall have the meaning set forth in Section 2.2.3(b).

Obligations shall mean any and all obligations, liabilities and indebtedness of each Loan Party to Administrative Agent and each Lender of any and every kind and nature, arising under the Loan Documents howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Bank Product Obligations), whether several, joint or joint and several. Without limiting the foregoing, the

Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses fees, indemnities and other amounts payable by Borrowers under any Loan Document and (b) the obligation of Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrowers.

OFAC shall have the meaning set forth in Section 11.25.2.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.2.7).

Overadvance shall have the meaning set forth in Section 2.1.1(b).

PACA shall mean the federal Perishable Agricultural Commodities Act.

Parent shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

Participant shall have the meaning set forth in Section 19.1.2.

Participation Register shall have the meaning set forth in Section 19.1.2.

Parties shall have the meaning set forth in Section 23.

PBGC shall have the meaning set forth in Section 12.2.5.

Permitted Discretion means a determination made in the exercise of Lender’s reasonable (from the perspective of an asset-based secured lender) business judgment.

Permitted Joint Venture Agreements means (i) the Permitted Shell Joint Venture Agreement and (ii) the Permitted Trigall Joint Venture Agreement.

Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which such Loan Party or Subsidiary has maintained adequate reserves; (ii) liens or security interests in favor of Administrative Agent; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and such Loan Party or Subsidiary is in compliance with clauses (i) and (iii) of Section 12.8; (iv) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on such Loan Party's or Subsidiary’s ability to use such real property for its intended purpose in connection with such Loan Party's or Subsidiary’s business; (v) liens in connection with purchase money Debt and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money Debt or which are the subject of such capitalized leases; (vi) liens set forth on Schedule 1; (vii) liens specifically permitted by Required Lenders in writing; (viii) judgment liens not constituting an Event of Default under Section 15.9; (ix) liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding liens arising under ERISA) securing amounts which are not overdue; (x) liens in connection with surety bonds, bids, performance bonds and similar obligations securing amounts not in excess of $250,000.00 and which are not overdue; (xi) involuntary liens securing amounts less than $250,000.00 and which are released or for which a bond acceptable to Administrative Agent in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation, (xii) Liens on the Texas Properties, together with all Equipment and Fixtures located thereon, securing Debt permitted under Section 13.2(ix), so long as, to the extent such Liens extend to Equipment and Fixtures located on one or more of the Texas Properties, such Debt shall be subject to intercreditor terms and conditions that are acceptable to Administrative Agent in its Permitted Discretion, (xiii) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted hereunder, (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (xv) Liens granted in respect of and in accordance with the Specified Letter of Credit Documents provided such Liens are subordinated to the Liens in favor of Administrative Agent pursuant to the MFP Subordination Agreement, and (xvi) other liens, in addition to the liens listed above, not incurred in connection with the incurring of Debt, securing amounts, in the aggregate, not to exceed $100,000.00 at any time.

Permitted Shell Joint Venture means Vision Bioenergy Oilseeds LLC (formerly known as Vision Biofuels LLC), a Delaware limited liability company.

Permitted Shell Joint Venture Agreement means that certain Contribution and Membership Interest Purchase Agreement, by and between Equilon Enterprises LLC and S&W, dated as of February 6, 2023, as amended, amended and restated, supplemented or otherwise modified thereafter in any manner not adverse to the Loan Parties or Lender.

Permitted Tax Distributions shall mean, with respect to each calendar year, the aggregate federal and state income taxes which are payable by the holders of membership or other ownership interests of the Parent for such calendar year, based upon the highest applicable marginal federal and state income tax rates attributable to such holders, on the taxable income derived from the Parent, which must be taken into account by such holders under applicable provisions of the Code (as reflected on the Schedule K-1's provided by the Parent to such holders, copies of which will be supplied to the Administrative Agent upon request), taking into account for this purpose any tax credits or tax credit carryovers derived as the result of having an ownership interest in the Parent that is available to offset such federal and state income taxes. For purposes of calculating the Permitted Tax Distributions for any calendar year, (i) it is assumed that state income taxes will be fully deductible for federal income tax purposes and (ii) net losses from prior years derived from the Parent, whether or not used by the holder on the holder’s federal or state tax income tax return for such prior year, shall be treated as reducing taxable income for the current year on which such Permitted Tax Distributions are computed (to the extent such net losses did not previously reduce taxable income on which Permitted Tax Distributions were computed).

Permitted Trigall Joint Venture means Trigall Australia Pty Ltd (formerly known as S&W Wheat Pty Ltd), ACN 660 612 984, a limited company organized under the laws of Australia.

Permitted Trigall Joint Venture Agreement means that certain Shareholders Agreement, by and among S&W Wheat Pty Ltd, S&W Seed Company Australia Pty Ltd and Trigall Genetics Sociedad Anónima, dated as of December 23, 2022, as amended, amended and restated, supplemented or otherwise modified thereafter in any manner not adverse to the Loan Parties or Lender.

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

Plan shall have the meaning set forth in Section 12.2.5.

Platform shall mean Intralinks, Syndtrack or a substantially similar electronic transmission system.

Pre-Settlement Determination Date shall have the meaning set forth in Section 2.8.

Prime Rate shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent), which is not intended to be Administrative Agent's lowest or most favorable rate of interest at any one time. Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share shall mean:

(a) with respect to a Lender's obligation to make Revolving Loans, participate in Letters of Credit, reimburse the L/C Issuer(s), and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Total Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender's Revolving Loan Commitment, by (ii) the Total Revolving Loan Commitment and (y) from and after the time the Total Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender's Revolving Loans (after settlement and repayment of all Swing Line Loans and Agent Advances by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Loans;

(b) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender's Revolving Loan Commitment, by (ii) the Total Revolving Loan Commitment; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender's Revolving Loans (after settlement and repayment of all Swing Line Loans and Agent Advances by the Lenders) by (B) the principal amount of all outstanding Revolving Loans Outstandings.

Proceeds shall have the meaning ascribed to such term in the UCC.

Public Lender shall have the meaning set forth in Section 19.5(d).

Register shall have the meaning set forth in Section 19.2.

Regulation D shall mean Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Regulation U shall mean Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Remote Scanning shall have the meaning set forth in Section 8.1.

Replacement Lender shall have the meaning set forth in Section 4.2.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Contribution Date is defined in Section 16.4(b).

Required Lenders shall mean, at any time, Lenders whose Pro Rata Shares exceed 66 2/3% as determined pursuant to clause (d) of the definition of Pro Rata Shares provided, that the Pro Rata Shares held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lender; provided, that at any time that there are two (2) or more Lenders, "Required Lenders" must include at least two (2) Lenders (that are not Affiliates of one another).

Restricted Payment shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of common stock) in respect of a Person's equity interests, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's equity interests or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of such Person now or hereafter outstanding; and (e) any payment, loan, contribution, or other transfer of funds or other property to any equity holder of such Person.

Revolving Loan Availability shall mean with respect to Borrowers an amount up to the sum of the following sublimits: (i) up to eighty-five percent (85.0%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Administrative Agent in good faith based on the results of the most recent twelve (12) month period for which Administrative Agent has conducted a field audit of Borrowers) exceeds five percent (5%); plus (ii) up to ninety percent (90.0%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Foreign Accounts; provided that Eligible Foreign Accounts backed by cash against documents shall not exceed $3,000,000; plus (iii) up to the lesser of (a) sixty-five percent (65.0%) (or such other percent determined by Lender in its Permitted discretion from time to time) of the lower of cost or market value of Borrowers’ Eligible Inventory, and (b) eighty-five percent (85.0%) of the appraised net orderly liquidation value (as determined by an appraiser acceptable to Administrative Agent) of Borrowers’ Eligible Inventory; provided that, the aggregate amount of Eligible Inventory consisting of sorghum and alfalfa under clause (iii)(a) and (iii)(b) above which may be included in the calculation of Revolving Loan Availability shall not exceed the Eligible Inventory Sublimit; minus (iv) such other reserves as Administrative Agent elects, in its sole discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations, Hedging Obligations and growers liens.

Revolving Loan Commitment shall mean, with respect to any Lender the amount of such Lender's Commitment to make Revolving Loans and participate in Letters of Credit as set forth on Annex 1 hereto or in any Assignment Agreement.

Revolving Loan Outstandings shall mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate principal amount of all outstanding Swing Line Loans, plus (c) the outstanding Letter of Credit Obligations.

Revolving Loans shall have the meaning set forth in Section 2.1.1.

Sanctions shall have the meaning set forth in Section 11.25.2.

Seed Australia Guarantee means that certain unsecured Corporate Guarantee dated as of April 21, 2015, executed and delivered by S&W Seed to National Australia Bank, which provides an unsecured guaranty by S&W Seed of certain loan obligations of S&W Seed Australia owing to National Australia Bank.

Seed Australia Loan Documents shall mean all agreements, instruments and documents, including, without limitation, loan agreements, notes, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings, heretofore, now or from time to time hereafter executed by or on behalf of S&W Seed Australia and delivered to National Australia Bank Limited (“National Australia Bank”), as each of the same may be amended, modified or supplemented from time to time, including, without limitation, (1) the credit agreements, or similarly named documents, dated as of February 27, 2013, by and among Seed Australia, National Australia Bank, and the other parties party thereto, (2) the Seed Australia Guarantee, and (3) all other mortgages, deeds of trust, assignment of rents, security agreements and other agreements executed an delivered in connection with any of the foregoing.

Seed Holding means Seed Holding, LLC, a Nevada limited liability company.

SeedVision means SeedVision Pty Ltd., a corporation duly formed under the laws of South Africa.

Settlement Date shall have the meaning set forth in Section 2.8.

Sorghum Solutions means Sorghum Solutions Africa (Pty) Ltd, a corporation duly formed under the laws of South Africa.

Specified Letter of Credit shall mean that certain Letter of Credit No. NUSCG044349 issued by JPMorgan Chase Bank, N.A., for the account of MFP, naming Administrative Agent as beneficiary, in the original face amount of $9,000,000, as amended on or before the October 28, 2022, increasing the face amount to $12,000,000, as amended on or before the Closing Date, increasing the face amount to $13,000,000, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

Specified Letter of Credit Documents shall mean (a) the Specified Letter of Credit, the MFP Loan Agreement, and the MFP Subordination Agreement, and (b) subject to Administrative Agent’s consent and approval, any other instrument, agreement, or document entered into, now or in the future, by S&W Seed, any Loan Party or any of its Subsidiaries and any other parties in connection with the Specified Letter of Credit.

Stevia CA means Stevia California, LLC, a California limited liability company.

Subordinated Debt shall mean any unsecured Debt of any Borrower and its Subsidiaries which has covenants, pricing and other terms which have been approved in writing by the Administrative Agent and is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent.

Subsidiary shall mean with respect to any Person, a corporation of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) and any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person or any partnership of which such Person is a general partner. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrowers.

Supporting Obligations shall have the meaning set forth in the UCC.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) the amount by which the lesser of (x) Revolving Loan Availability and (y) the Total Revolving Loan Commitment exceeds the sum of the outstanding Revolving Loans and Letter of Credit Obligations.

Swing Line Commitment Amount means $0.00, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

Swing Line Lender means CIBC US, in its capacity as lender of Swing Line Loans hereunder, or such other Lender as Borrowers may from time to time select as the Swing Line Lender hereunder pursuant to Section 2.1.3.

Swing Line Loan is defined in Section 2.1.3.

S&W Holdings Australia means S&W Holdings Australia Pty Ltd, a corporation duly formed under the laws of Australia.

S&W Seed Australia means S&W Seed Company Australia Pty Ltd, a corporation duly formed under the laws of Australia, formerly known as Seed Genetics International Pty Ltd.

S&W Seed Hungary means S&W Seed Hungary KFT, a corporation duly formed under the laws of Hungary.

Tangible Chattel Paper shall have the meaning ascribed to such term in the UCC.

Taxes shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholdings) and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding the Excluded Taxes.

Termination Event means, with respect to a Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of a Loan Party or any other member of the Controlled Group from such Plan during a plan year in which a Loan Party or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate the Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

Test Date is defined in Section 16.4(a).

Texas Properties means the Borrower’s owned real property located at 403 South Monroe Avenue, New Deal, Texas, and 5711 US Highway 87, Dumas, Moore County, Texas and all fixtures thereon.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Plans, determined as of the then most recent valuation date for each Plan, using PBGC actuarial assumptions for single employer plan terminations.

Total Revolving Loan Commitment shall mean (a) from November 1 of each year through January 31 of each subsequent year, an amount equal to Eighteen Million and No/100 Dollars ($18,000,000.00), and (b) from February 1 of each year through October 31 of each year, an amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00), except, in each case, as such amounts may be increased or, upon the occurrence and at all times during the continuance of an Event of Default, decreased by Required Lenders in their sole discretion.

UCC shall mean the Uniform Commercial Code as in effect in the State of Illinois.

Unfunded Liability shall mean the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Plan, using PBGC actuarial assumptions for single employer plan terminations.

U.S. Tax Compliance Certificate shall have the meaning set forth in Section 4.4(d).

USA Patriot Act shall have the meaning set forth in Section 19.3.

Write-Down and Conversion Powers means, with respect to any EEA Resolution Authority, the Write-Down and Conversion Powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down and Conversion Powers are described in the EU Bail-In Legislation Schedule.

SECTION 2 LOANS.

2.1. Loan Facilities.

2.1.1. Revolving Loans.

(a) Advances. Subject to the terms and conditions of this Agreement and the other Loan Documents, prior to the Maturity Date, each Lender with a Revolving Loan Commitment shall make its Pro Rata Share of revolving loans and advances (the "Revolving Loans") to Borrowers up to its Revolving Loan Commitment; upon request of the Borrowers; provided that the aggregate unpaid principal balance of the Revolving Loan Outstandings outstanding at such time shall not at any time exceed the lesser of (i) Borrowers’ Revolving Loan Availability and (ii) the Total Revolving Loan Commitment. All outstanding Revolving Loans as of the Closing Date under the Existing Loan Agreement shall be deemed Revolving Loans under this Agreement.

(b) Repayments of Overadvances; Overadvances. If at any time the Revolving Loan Outstandings exceeds either the Revolving Loan Availability or the Total Revolving Loan Commitment, or any portion of the Revolving Loan Outstandings exceed any applicable sublimit within the Revolving Loan Availability, Borrowers shall immediately, and without the necessity of demand by Administrative Agent, pay to Administrative Agent such amount as may be necessary to eliminate such excess and Administrative Agent shall apply such payment to the Revolving Loans to eliminate such excess; provided that Administrative Agent may, in its sole discretion, permit such excess (the "Overadvance") to remain outstanding and continue to cause Revolving Loans to be advanced to Borrowers (including by the Swing Line Lender) without the consent of any Lender for a period of up to forty-five (45) calendar days, so long as (i) the amount of the Overadvances does not exceed at any time fifteen percent (15%) of the Total Revolving Loan Commitment, (ii) the Revolving Loan Outstandings do not exceed the Total Revolving Loan Commitment, and (iii) Administrative Agent has not been notified by Required Lenders to cease making such Revolving Loans. If the Overadvance is not repaid in full within forty-five (45) days of the initial occurrence of the Overadvance, no future advances may be made to Borrowers without the consent of Required Lenders until the Overadvance is repaid in full.

(c) Agent Advances. Subject to the limitations set forth in this subsection, Administrative Agent is hereby authorized by Borrowers and Lenders, from time to time in Administrative Agent's sole discretion (and subject to the terms of this paragraph, the making of each Agent Advance shall be deemed to be a request by Borrowers and the Lenders to make such Agent Advance), (i) after the occurrence of an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 17.2 hereof have not been satisfied (including without limitation the conditions precedent that the aggregate principal amount of all Revolving Loan Outstandings do not exceed the Revolving Loan Availability), to make Revolving Loans to Borrowers on behalf of Lenders which Administrative Agent, in its sole discretion, determined in good faith deems necessary or desirable (A) to preserve or protect the business conducted by any Loan Party, the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any amount chargeable to any Borrower pursuant to the terms of this Agreement or the other Loan Documents (any of the advances described in this subsection being hereafter referred to as “Agent Advances”); provided, that (x) the outstanding amount of Agent Advances does not exceed at any time twenty percent (20%) of the Total Revolving Loan Commitment, (y) the Revolving Loan Outstandings do not exceed the Total Revolving Loan Commitment, and (z) Administrative Agent has not been notified by Required Lenders to cease making such Agent Advances. For all purposes in this Agreement, Agent Advances shall be treated as Revolving Loans and shall constitute a Base Rate Loan. Agent Advances shall be repaid on demand by Administrative Agent.

2.1.2. Reserved.

2.1.3. Swing Line Facility.

(a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent's receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Maturity Date, advances (each, a "Swing Line Loan") in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender's Pro Rata Share of the Revolving Loan Outstandings, may exceed the Swing Line Lender's Pro Rata Share of the Revolving Loan Commitment. The provisions of this Section 2.1.3 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Maturity Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.1.3. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrowers to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 11:00 A.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day's prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 17.2, be entitled to fund that Swing Line Loan, and to have Lenders settle in accordance with Section 2.8(a) or purchase participating interests in accordance with Section 2.8(b). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Maturity Date if not sooner paid in full.

2.2. Loan Procedures.

2.2.1. Reserved.

2.2.2. Borrowing Procedures.

(a) Borrowers shall give written notice (each such written notice, a "Notice of Borrowing") substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Administrative Agent of each proposed borrowing not later than 11:00 A.M., Chicago time, on the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date and amount of borrowing. Each borrowing shall be on a Business Day.

(b) Each Borrower hereby authorizes Administrative Agent in its sole discretion, to advance Revolving Loans to pay any Obligations (whether principal, interest, fees or other charges when due), and any such Obligations becoming due shall be deemed a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

2.2.3. [Reserved].

2.3. Repayments.

The Obligations shall be repaid as follows:

2.3.1. Repayment of Revolving Loans. The Revolving Loans and all other Obligations shall be repaid on the Maturity Date.

2.3.2. Reserved.

2.3.3. Mandatory Prepayments of the Loans.

(a) Sales or Other Disposition of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of a Loan Party which is subject to a mortgage in favor of Administrative Agent, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Loan Party to Administrative Agent as a mandatory prepayment of the Revolving Loan, such payment to be applied against the outstanding principal amount thereof until repaid in full, and then against the other Obligations, as determined by Administrative Agent, in its sole discretion.

(b) Upon receipt of any Extraordinary Receipts by a Loan Party, the proceeds thereof shall be paid by such Loan Party to Administrative Agent as a mandatory prepayment of the Revolving Loans to be applied to the outstanding principal of the Revolving Loans until paid in full and then against the other Obligations as determined by Administrative Agent.

(c) Proceeds of Specified Letter of Credit. Upon receipt by Administrative Agent of the proceeds of any draw on the Specified Letter of Credit, Administrative Agent shall apply such proceeds in each case to the outstanding principal of the Revolving Loans until paid in full, with a permanent reduction of the Revolving Loan Commitment and Total Revolving Loan Commitment in the amount of such payment, and then against the other Obligations as determined by Administrative Agent.

(d) Cure Amounts. Upon receipt of the proceeds of any Cure Amounts, such proceeds shall be paid by Borrowers to Administrative Agent as a mandatory prepayment of the outstanding principal balance of the Revolving Loans and then against the other Obligations in such order as determined by Agent in its sole discretion.

2.3.4. Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrowers to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. Subject to Section 2.6 and Section 2.8, the Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 4.2.1 shall be made by Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense.

2.3.5. Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) mandatory prepayments shall be applied as set forth in Section 2.3.3. After the occurrence and during the continuance of a Default or an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its discretion or, in the absence of a specific determination by the Administrative Agent in the order set forth in Section 16.2. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

2.3.6. Setoff. Each Loan Party, agrees that the Administrative Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each other Loan Party, agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers and each other Loan Party then or thereafter with the Administrative Agent or such Lender. The exercise of the right to setoff shall be subject to the provisions of Section 18.12

2.3.7. Proration of Payments. Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 4.2 or 19.1 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.4. Notes.

The Loans shall, in each Lender's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to such Lender (each a "Note" and collectively, the "Notes"). However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Administrative Agent.

2.5. Recordkeeping

Administrative Agent shall record in its records, the date and amount of each Loan made by Lenders and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.6. Defaulting Lenders.

2.6.1. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.1.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.7; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payment made by an L/C Issuer pursuant to a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made by an L/C Issuer pursuant to a Letter of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payment made by an L/C Issuer pursuant to a Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Commitment and Letter of Credit Fees.

(i) No Defaulting Lender shall be entitled to receive any fee described in Section 4.3.1 for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive fees described in Section 3.1 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.7.

(iii) With respect to any fees described in Section 3.1 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate revolving credit exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 20.10, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.7.

2.6.2. Defaulting Lender Cure. If Borrowers, the Administrative Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.6.1(d) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.6.3. New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.6.4. Termination of Defaulting Lender. Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.6.1(b) will apply to all amounts thereafter paid by Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, any L/C Issuer, the Swing Line Bank or any Lender may have against such Defaulting Lender.

2.7. Cash Collateral

2.7.1. Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.6.1 (d) and any cash collateral provided by such Defaulting Lender) in an amount not less than 105% of the stated amount of all outstanding Letters of Credit.

2.7.2. Grant of Security Interest. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby reaffirm the grant the security interest granted within the Existing Loan Agreement (which continues under this Agreement) and hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to Section 2.7.3. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such cash collateral is less than 105% of the stated amount of all outstanding Letters of Credit, Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

2.7.3. Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section or Section 2.6 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.7.4. Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.6 the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.8. Settlements.

(a) On a weekly basis (or more frequently if requested by Administrative Agent or Swing Line Lender) (a "Settlement Date"), Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans and Swing Line Loans as of the end of the Business Day immediately preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Revolving Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Swing Line Loan or Agent Advance). If such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the aggregate of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the aggregate of the Revolving Loans, Swing Line Loans and Agent Advances as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Borrowers shall be deemed to have requested a Revolving Loan and such Lender shall, on the Settlement Date make a Revolving Loan, transfer, by wire transfer the net amount due to the Administrative Agent or Swing Line Lender, as applicable in accordance with Administrative Agent’s instructions to repay the Swing Line Loan or Agent Advances.

(b) If, prior to settling pursuant to clause (a) above, one of the events described in Section 15.7 or 15.8 has occurred, then, subject to the provisions of Section 2.6.1(d) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrowers to settle outstanding Swing Line Loans or Agent Advances, purchase from the Swing Line Lender or Administrative Agent, as applicable, an undivided participation interest in the Swing Line Loan or Agent Advance in an amount equal to its Pro Rata Share of such Swing Line Loan or Agent Advance. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(c) Each Lender's obligation to make Revolving Loans in accordance with Section 2.8(a) and to purchase participation interests in accordance with Section 2.8(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender or Administrative Agent, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.1.1(a) or 2.8(a), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender's account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.9. Commitments Several.

The failure of any Lender to make a requested loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

SECTION 3 LETTERS OF CREDIT.

3.1. General Terms.

Subject to the terms and conditions of this Agreement and the other Loan Document prior to the Maturity Date, Administrative Agent may, in its sole discretion, determined in good faith, from time to time cause to be issued by an L/C Issuer and co-sign for or otherwise guarantee, upon a Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Three Million and No/100 Dollars ($3,000,000.00). Payments made by the L/C Issuer to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and each Borrower agrees that each payment made by the L/C Issuer in respect of a Letter of Credit shall constitute a request by such Borrower for a Loan to reimburse L/C Issuer. In the event such Loan is not advanced by Administrative Agent, Swing Line Lender or Lenders for any reason, such reimbursement obligations (whether owing to the L/C Issuer or Administrative Agent if Administrative Agent is not the L/C Issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Base Rate Loans until repaid. Borrowers shall remit to Administrative Agent, for the ratable benefit of Lenders having Revolving Loan Commitments, a Letter of Credit fee equal to the Letter of Credit Fee Applicable Margin per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable in advance for the term of the Letter of Credit. Upon the occurrence of an Event of Default and during the continuance thereof, each the Letter of Credit fee shall be increased to an amount equal to two percent (2%) per annum in excess of the Letter of Credit fee otherwise payable thereon, which fee shall be payable on demand. Said fee shall be calculated on the basis of a 360 day year. Each Borrower shall also pay on demand the normal and customary administrative charges of L/C Issuer for issuance, amendment, negotiation, renewal or extension of any Letter of Credit. All outstanding Letters of Credit as of the Closing Date under the Existing Loan Agreement shall be deemed Letters of Credit under this Agreement.

3.2. Letter of Credit Procedures.

3.2.1. L/C Applications. Each Borrower shall execute and deliver to the L/C Issuer the Master Letter of Credit Agreement from time to time in effect. Borrowers shall give notice to Administrative Agent and the L/C Issuer of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the L/C Issuer and Administrative Agent shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrowers and in all respects satisfactory to the L/C Issuer, together with such other documentation as the L/C Issuer may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Maturity Date (unless such Letter of Credit is Cash Collateralized at least 30 days prior to the scheduled Maturity Date)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Maturity Date which is Cash Collateralized for the benefit of the L/C Issuer shall be the sole responsibility of the L/C Issuer. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

3.2.2. Reimbursement Obligations Unconditional. Borrowers' reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the L/C Issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to any Loan Party, or relieve any Loan Party of any of its obligations hereunder to any such Person.

3.3. Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the Maturity Date.

3.4. Participations in Letters of Credit.

Concurrently with the issuance of each Letter of Credit, the applicable L/C Issuer shall be deemed to have sold and transferred to each Lender with a Revolving Loan Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in such Letter of Credit and Borrowers’ reimbursement obligations with respect thereto. If Borrowers do not pay any reimbursement obligation when due, Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations in accordance with Section 3.1. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 17.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the applicable L/C Issuer for the account of Borrowers in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable L/C Issuer's "participation" therein. Each L/C Issuer hereby agrees to notify the Administrative Agent of the issuance of any Letter of Credit and, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such L/C Issuer, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

SECTION 4 INTEREST, FEES AND CHARGES.

4.1. Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a), or (b) below, payable as set forth below:

(a) The Applicable Margin with respect to Base Rate Loans per annum plus the Base Rate in effect from time to time, payable on the first day of each month in arrears for interest through the last day of the prior month. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.

(b) Upon the occurrence of an Event of Default and during the continuance thereof and at the Administrative Agent’s and Required Lenders’ election, the Loans shall bear interest at the rate of two percent (2.0%) per annum plus the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be computed for the actual number of days elapsed on the basis of a 360 day year.

4.2. Increased Costs (Special Provisions).

4.2.1. Increased Costs.

(a) If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender or L/C Issuer; (ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loan, loan principal, letters of credit, commitments, or other obligations, or its deposit reserves, other liabilities or capital attributable thereto; or (iii) shall impose on any Lender or L/C Issuer any other condition affecting this Agreement, its Note; and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) any Lender, or to reduce the amount of any sum received or receivable by any Lender (whether of principal, interest or any other amount) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction so long as such amounts have accrued on or after the day which is nine months prior to the date on which such Lender first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b) If any Lender or L/C Issuer shall reasonably determine that any Change in Law regarding capital adequacy, affecting such Lender or L/C Issuer, or any lending office of such Lender, or such Lender’s or L/C Issuer’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender's or L/C Issuer’s holding company’s capital as a consequence of such Lender's obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.

4.2.2. Reserved.

4.2.3. Reserved.

4.2.4. Reserved.

4.2.5. Reserved.

4.2.6. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

4.2.7. Mitigation of Circumstances; Replacement of Lender.

(a) Each Lender shall promptly notify Borrowers and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by Borrowers to pay any amount pursuant to Sections 4.2.1 or 4.4. Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in the preceding sentence and such designation will not, in Lender's sole judgment, be otherwise disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 4.2.1 or 4.4 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 20.1, then Borrowers may designate another bank which is acceptable to the Administrative Agent and the L/C Issuer in their reasonable discretion (such other bank being called a "Replacement Lender") to purchase the Loans of such Lender and such Lender's rights hereunder (other than its existing rights to payment pursuant to Section 4.2.1 or Section 4.4), and obligations under this Agreement and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (i) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (ii) in the case of any such purchase resulting from a claim for compensation under Section 4.2.1 or Section 4.4, such purchase will result in a reduction in such compensation or payments thereafter; (iii) such purchase does not conflict with applicable law; and (iv) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such purchase and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby Letter of Credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 18.10.

4.2.8. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of a Lender pursuant to Section 4.2.1 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation under Section 4.2.1, and the provisions of such Section shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

4.3. Fees and Charges.

4.3.1. Reserved.

4.3.2. Collateral Management Fee: Borrowers jointly and severally agree to pay to Lender an annual collateral management fee of Twenty-Five Thousand and no/100 Dollars ($25,000.00), which fee shall be fully earned by Administrative Agent and paid by Borrowers on the Closing Date and on each anniversary date of the Closing Date thereafter.

4.3.3. Unused Line Fee: Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders having Revolving Loan Commitments, an unused line fee equal to the Unused Line Fee Applicable Margin multiplied by the difference between the Total Revolving Loan Commitment and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by such Lenders on the first day of each month and payable monthly in arrears on the first Business Day of each month with respect to all activity through the last day of the prior month. Said fee shall be calculated on the basis of a 360 day year.

4.3.4. Costs and Expenses: Borrowers shall reimburse Administrative Agent, for all reasonable costs and expenses, including, without limitation, Attorney Costs incurred by Administrative Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrowers, Administrative Agent and Lender including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; and (iv) administration and enforcement of any of Administrative Agent's and Lenders rights under this Agreement or any other Loan Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes). Borrowers shall also pay all normal service charges with respect to all accounts maintained by any Borrower with Administrative Agent and any additional services requested by any Borrower from Administrative Agent.

4.3.5. Success Fee. Borrowers previously agreed to pay to Administrative Agent for the benefit of the Lenders party to this Agreement as of May 13, 2021 a fee in the amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the “Success Fee”), which fee was fully earned and non-refundable as of May 13, 2021 and remains unpaid as of the Closing Date. Upon the Closing Date, Borrowers shall pay to Administrative Agent for the ratable benefit of the Lenders, in addition to the payment of all other Obligations, the Success Fee.

4.3.6. Collateral Monitoring Fee. In addition to all other fees, under the Existing Loan Agreement, Borrowers jointly and severally agreed to pay to CIBC a collateral monitoring fee of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00), which fee was fully earned on December 23, 2022, and was payable in Fifty Thousand and no/100 Dollars ($50,000.00) installments due on December 23, 2022, and on the same day of each month thereafter until paid in full. Borrower acknowledges and agrees that the fee set forth in this Section has been fully earned and Administrative Agent acknowledges and agrees that the fee set forth in this Section has been paid in full as of the Closing Date.

4.4. Taxes.

(a) All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If a Loan Party shall be required by applicable law (as determined in the good faith discretion of an applicable Administrative Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 4.4), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c) The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Administrative Agent and each other Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys' or tax advisors' fees and disbursements and Taxes imposed on amounts received under this Section 4.4) that are paid by, or imposed on, Administrative Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by a lender (with a copy to Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a "Non-U.S. Participant") shall deliver to Borrowers and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender's entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a "U.S. Tax Compliance Certificate"). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrowers and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W‑8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrowers and the Administrative Agent in writing of its legal inability to do so. If a payment made to a Lender under this Agreement, whether made by any Loan Party or Administrative Agent, would be subject to United States federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for

Borrowers and Administrative Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient's obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(ii) Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrowers and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.4(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrowers and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender's or Administrative Agent's exemption from United States backup withholding tax or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(e) Each Lender agrees to severally indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 4.4) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Loan Party pursuant to this Section 4.4, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date the Administrative Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

4.5. Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which a Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

SECTION 5 COLLATERAL.

5.1. Grant of Security Interest to Administrative Agent.

As security for the payment of all Loans now or in the future made by Administrative Agent and Lenders to Borrowers hereunder and for the payment, performance or other satisfaction of all other Obligations owing to Administrative Agent, Lenders and, to the extent constituting Obligations hereunder, any Affiliate of any Lender and all guaranties of the Obligations by the Loan Parties, each Loan Party hereby reaffirms the security interest granted within the Existing Loan Agreement, and each Loan Party hereby assigns to Administrative Agent, for the benefit of itself, the Lenders and their applicable Affiliates, and grants to Administrative Agent, for the benefit of itself, the Lenders and their applicable Affiliates, a continuing security interest in the following property of each such Loan Party, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto (i) all Supporting Obligations; (j) any other property of such Loan Party now or hereafter in the possession, custody or control of Administrative Agent or any Lender or any agent or any parent, affiliate or subsidiary of Administrative Agent or any Lender or any participant with Administrative Agent or any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party's books and records relating to any of the foregoing and to such Loan Party's business. Notwithstanding the foregoing, in no event shall the Collateral include any of such Loan Party’s right, title or interest in (a) any of the outstanding voting capital stock or other ownership interests of a CFC or any direct or indirect subsidiary of a CFC in excess of sixty five percent (65%) of the voting power of all classes of capital stock or other ownership interests of such CFC entitled to vote if an adverse tax consequence to such Loan Party shall arise or exist in connection therewith, and (b) any immaterial lease, license, contract or agreement to which any Loan Party is a party, in each case, if and only if, and solely to the extent that, the grant of a security interest therein shall constitute or result in a material breach, termination or default or invalidity thereunder or thereof (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that (y) immediately upon the time at which the consequences described in the foregoing shall no longer exist, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all of such Loan Party’s right, title and interest in such lease, license, contract or agreement, and (z) the foregoing property excluded from Collateral shall not include any Proceeds from the sale, use or other disposition thereof.

5.2. Other Security.

Administrative Agent, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of any Loan Party under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Administrative Agent may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Administrative Agent in respect thereof and all costs, fees and expenses including, without limitation, Attorney Costs, all court costs and all other charges relating thereto incurred by Administrative Agent shall constitute Obligations, payable by Borrowers to Administrative Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.3. Possessory Collateral.

Within five (5) Business Days upon a Loan Party's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Administrative Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Administrative Agent (in form and substance acceptable to Administrative Agent). If an endorsement or assignment of any such items shall not be made for any reason, Administrative Agent is hereby irrevocably authorized, as such Loan Party's attorney and agent-in-fact, to endorse or assign the same on such Loan Party's behalf.

5.4. Electronic Chattel Paper.

To the extent that a Loan Party obtains or maintains any Electronic Chattel Paper, such Loan Party shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Administrative Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Administrative Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Administrative Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

SECTION 6 PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Each Loan Party shall, at Administrative Agent's request, at any time and from time to time, authenticate, execute and deliver to Administrative Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Administrative Agent) and do such other acts and things or cause third parties to do such other acts and things as Administrative Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Administrative Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Loan Party irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as such Loan Party's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Administrative Agent's security interest in the Collateral. Each Loan Party further ratifies and confirms the prior filing by Administrative Agent of any and all financing statements which identify the such Loan Party as debtor, Administrative Agent as secured party and any or all Collateral as collateral.

SECTION 7 POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Administrative Agent following the occurrence of an Event of Default, each Loan Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Loan Party's business, to (a) sell, lease or furnish under contracts of service any of such Loan Party's Inventory normally held by such Loan Party for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Loan Party for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Administrative Agent for application to the Obligations (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Loan Party.

SECTION 8 COLLECTIONS.

8.1. Lockbox and Lockbox Account.

Each Loan Party shall direct all of its Account Debtors to make all payments on the Accounts directly to a mailing address designated by, and under the exclusive control of Administrative Agent, at a financial institution acceptable to Administrative Agent (the "Lockbox"); provided, that with the consent of Administrative Agent, each Loan Party may collect payments and remotely scan such checks to Administrative Agent in a manner satisfactory to Administrative Agent ("Remote Scanning") on a daily basis as such checks are received. Loan Parties shall establish an account (the "Lockbox Account")

in each Loan Party’s name, for the benefit of Administrative Agent, with a financial institution acceptable to Administrative Agent, into which all payments received in the Lockbox shall be deposited, and into which each Loan Party will immediately deposit all payments received by such Loan Party on Accounts in the identical form in which such payments were received, whether by cash or check. If any Loan Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with such Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Loan Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Administrative Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account in a manner satisfactory to Administrative Agent including by Remote Scanning. The financial institution with which the Lockbox Account is established shall acknowledge and agree, in a manner satisfactory to Administrative Agent, that the checks, instruments, and other property in such Lockbox and Lockbox Account are the sole and exclusive property of Administrative Agent, that such financial institution will follow the instructions of Administrative Agent with respect to disposition of funds in the Lockbox and Lockbox Account without further consent from a Loan Party, the financial institution will not accept instructions of such Loan Party with respect to the Lockbox Account, that such financial institution has no right to setoff against the Lockbox or Lockbox Account or against any other account maintained by such financial institution into which the contents of the Lockbox or Lockbox Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Administrative Agent in a manner satisfactory to Administrative Agent, funds deposited in the Lockbox Account on a daily basis as such funds are collected; provided that if the Lockbox Account is at Administrative Agent, the daily ledger balance of such accounts as of the beginning of each Business Day shall be transferred to Administrative Agent each Business Day for application in accordance with Section 8.3. Each Loan Party agrees that all payments made to such Lockbox Account or otherwise received by Administrative Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at such Loan Party's discretion, to such Loan Party so long as after giving effect to such disbursement, Loan Parties’ availability under Section 2.1.1 hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Loan Parties agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lockbox and Lockbox Account. All of such fees, costs and expenses if not paid by Loan Parties, may be paid by Administrative Agent (if at a financial institution other than Administrative Agent) or otherwise charged to Loan Parties and in such event all amounts paid by Administrative Agent or charged by Administrative Agent shall constitute Obligations hereunder, shall be payable to Administrative Agent by Loan Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by such Loan Party to Administrative Agent, and, if that endorsement of any such item shall not be made for any reason, Administrative Agent is hereby irrevocably authorized to endorse the same on such Loan Party's behalf. For the purpose of this section, each Loan Party irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact (i) to endorse such Loan Party’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Loan Party or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of such Loan Party's mail is deposited, and open and process all mail addressed to such Loan Party and deposited therein.

8.2. Administrative Agent's Rights.

Administrative Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of any

Loan Party's Accounts or other amounts owed to a Loan Party by suit or otherwise; (ii) exercise all of any Loan Party's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to a Loan Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to a Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of a Loan Party or other amount owed to a Loan Party upon such terms, for such amount and at such time or times as Administrative Agent deems advisable; (v) prepare, file and sign the applicable Loan Party's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Loan Party; and (vi) do all other acts and things which are necessary, in Administrative Agent's sole discretion, to fulfill each Loan Party's obligations under this Agreement and the other Loan Documents and to allow Administrative Agent to collect the Accounts or other amounts owed to a Loan Party. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Administrative Agent of any amounts due or to become due thereunder.

8.3. Application of Proceeds.

For purposes of calculating interest and fees, Administrative Agent shall, within one (1) Business Days after application of the opening daily ledger balance to the Obligations as set forth in the immediately following sentence, apply the whole or any part of such collections or Proceeds against the Obligations in such order as Administrative Agent shall determine in its sole discretion and in the absence of any determination, in accordance with the order set forth in Section 16.2. For purposes of determining the amount of Loans available for borrowing purposes, Administrative Agent shall apply the opening daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Obligations, in such order as Administrative Agent shall determine in its sole discretion (and in the absence of any such determination, in the order set forth in Section 16.2), subject to actual collection.

8.4. Account Statements.

On a monthly basis, Administrative Agent shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Administrative Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

SECTION 9 COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

9.1. Weekly Reports.

Each Borrower shall deliver to Administrative Agent and each Lender an executed loan report and certificate in Administrative Agent's then current form at least once each week, which shall be accompanied by copies of such Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts.

9.2. Monthly Reports.

Each Borrower shall deliver to Administrative Agent, in addition to any other reports, as soon as practicable and in any event: (i) within twenty (20) days after the end of each month, (A) a detailed trial balance of such Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Administrative Agent including, without limitation, the names and addresses of all Account Debtors of such Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Administrative Agent may require in its sole discretion), including a listing of any held checks; and (ii) within twenty (20) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Administrative Agent's standard form of Inventory report then in effect or the form most recently requested from such Borrower by Administrative Agent, for such Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

9.3. Financial Statements.

Borrowers shall deliver to Administrative Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers, on a consolidated and consolidating basis, (ii) no later than forty five (45) days after each calendar quarter, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers, on a consolidated and consolidating basis, certified by the Chief Financial Officer of each Borrower and accompanied by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement; and (iii) no later than ninety (90) days after the end of each of Borrowers' Fiscal Years, audited annual financial statements with an unqualified opinion by Crowe LLP or other independent certified public accountants selected by Borrowers and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to a Borrower by such accountants and by a compliance certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement.

9.4. Annual Projections.

As soon as practicable and in any event prior to the 90th day of such Fiscal Year, Borrowers shall deliver to Administrative Agent projected balance sheets, statements of income and cash flow for Borrowers, consolidated and consolidating basis for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Administrative Agent.

9.5. Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in Section 9.4 above, Borrowers shall deliver a letter signed by the President or a Vice President of Borrowers and by the Treasurer or Chief Financial Officer of Borrowers, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

9.6. Public Reporting.

Promptly upon the filing thereof, Borrowers shall deliver to Administrative Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which any Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Administrative Agent copies of any reports and proxy statements delivered to its shareholders.

9.7. Other Information.

Promptly, but not greater than ten (10) days following request therefor by Administrative Agent, such other business or financial data, reports, appraisals and projections with respect to each Loan Party as Administrative Agent may reasonably request.

SECTION 10 TERMINATION.

Each Lender's obligations under this Agreement shall be in effect from the Closing Date until the Maturity Date or such earlier date that the Obligations are accelerated pursuant to Section 16. Upon the Maturity Date or the earlier acceleration of the Obligations as set forth above, (i) neither Administrative Agent nor any Lender shall be obligated to make any additional Loans on or after the date identified as the date on which the Obligations are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Obligations are paid in full (except for such provisions that by their terms survive the termination of this Agreement) and all Letters of Credit are returned to the L/C Issuer for cancellation or Cash Collateralized in a manner satisfactory to Administrative Agent and the L/C Issuer. Prior to such time as Borrowers have repaid all of the Obligations and return all Letters of Credit to L/C Issuer for cancellation or such Letters of Credit are Cash Collateralized in a manner satisfactory to Administrative Agent and the L/C Issuer and this Agreement is to be terminated, if Borrowers are obtaining new financing from another lender, each Borrower shall deliver such lender's indemnification of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, for checks or other amounts which Administrative Agent has credited to any Borrower’s account, but which subsequently are dishonored, returned or reversed for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

SECTION 11 REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to Administrative Agent and Lenders, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of each Loan Party's execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Obligations and termination of this Agreement, and shall be remade by each Loan Party at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date.

11.1. Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by each Loan Party to Administrative Agent or any Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of such Loan Party, and there has been no material adverse change in the financial condition, the operations or any other status of such Loan Party since the date of the financial statements delivered to Administrative Agent or any Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Loan Party to Administrative Agent or any Lender is true and correct in all material respects as of the date with respect to which such information was furnished and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made.

11.2. Locations.

The office where each Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Loan Party's principal place of business and all of each Loan Party's other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11.2 and at other locations within the continental United States of which Administrative Agent has been advised by a Borrower in accordance with Section 12.2.1. The Collateral, including, without limitation, the Equipment (except any part thereof which a Borrower shall have advised Administrative Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11.2, and at other locations within the continental United States of which Administrative Agent has been advised by a Borrower in writing in accordance with Section 12.2.1.

11.3. Loans by Loan Parties.

No Loan Party has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of each Loan Party for travel and other expenses arising in the ordinary course of such Loan Party's business.

11.4. Accounts and Inventory.

Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Administrative Agent to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory as set forth herein and as otherwise established by Administrative Agent from time to time.

11.5. Liens.

Each Loan Party is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Loan Party, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

11.6. Organization, Authority and No Conflict.

Each Loan Party is an entity of the type set forth on Schedule 11.6, duly organized, validly existing and in good standing in its state of organization set forth on Schedule 11.6, its state organizational identification number is set forth on Schedule 11.6, and is duly qualified and in good standing in all states ’except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations hereunder and thereunder. Each Loan Party's execution, delivery and performance of this Agreement and the other Loan Documents does not conflict with the provisions of the organizational documents of such Loan Party, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Loan Party, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on such Loan Party, and such Loan Party's execution, delivery and performance of this Agreement and the other Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of such Loan Party's property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Loan Party or any of its property may be bound or affected. If a Loan Party is a partnership or limited liability company, such Loan Party has not expressly elected to have its equity interests treated as "Securities" under and as defined in Article 8 of the Uniform Commercial Code as in effect in the state of formation for such Loan Party9.

11.7. Litigation.

Except as disclosed on Schedule 11.7 hereto, there are no actions or proceedings which are pending or, to the best of any Loan Party's knowledge, threatened against any Loan Party or any Subsidiary which is reasonably likely to have a Material Adverse Effect on such Loan Party or Subsidiary, and each Loan Party shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Administrative Agent. No Loan Party has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

11.8. Compliance with Laws and Maintenance of Permits; Taxes.

(i) Each Loan Party and each of their Subsidiaries has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Loan Party or Subsidiary. Each Loan Party and each of their Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws) the failure to comply with which would have a Material Adverse Effect on such Loan Party or Subsidiary.

(ii) Each Loan Party and each of their Subsidiaries has timely filed all Tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party or a Subsidiary, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such proceedings stay the enforcement and collection upon any Lien for such Taxes. The Loan Parties and their Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable. Neither any Loan Party nor any Subsidiary has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

11.9. Affiliate Transactions.

Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, no Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

11.10. Names and Trade Names.

Each Loan Party's name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11.10 hereto.

11.11. Equipment.

Except for Permitted Liens, each Loan Party has good and indefeasible and merchantable title to and ownership of all Equipment.

11.12. Enforceability.

This Agreement and the other Loan Documents to which a Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.

11.13. Solvency.

Each Loan Party is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this

Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

11.14. Debt.

Except as set forth on Schedule 11.14, as of the Closing Date, no Loan Party is obligated (directly or indirectly), for any Debt for borrowed money other than the Obligations.

11.15. Margin Security and Use of Proceeds.

No Loan Party owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of (a) purchasing or carrying any margin securities or for the purpose of reducing or retiring any Debt which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time, or (b) making any loans to Non-Loan Party Subsidiaries.

11.16. Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11.16 hereto, no Loan Party has Parents, Subsidiaries or other Affiliates or divisions, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

11.17. No Defaults.

No Loan Party nor any Subsidiary is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Loan Party know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Loan Party or Subsidiary.

11.18. Employee Matters.

There are no controversies pending or threatened between any Loan Party or any of their Subsidiaries and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Loan Party or Subsidiary, and each Loan Party and each Subsidiary is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on such Loan Party or Subsidiary.

11.19. Intellectual Property.

Each Loan Party possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on such Loan Party.

11.20. Environmental Matters.

No Loan Party nor any Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Loan Party and Subsidiary comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of any Loan Party's knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects such Loan Party or such Subsidiary, or any Loan Party’s or any Subsidiary’s business, operations or assets or any properties at which such Loan Party or such Subsidiary has transported, stored or disposed of any Hazardous Materials. No Loan Party nor any Subsidiary has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

11.21. ERISA Matters.

(a) (i) Each Plan complies with, and has been operated in accordance with, all applicable laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party or a Subsidiary to be qualified under Section 401 of the Code is so qualified and (iii) no Loan Party nor any Subsidiary has any liability for any damages, fines, penalties, excise taxes or other similar amounts with respect to any Plan.

(b) The Unfunded Liability of all Plans does not in the aggregate exceed twenty percent (20%) of the Total Plan Liability for all such Plans. Each Plan and any other employee benefit plan within the meaning of Section 3(3) of ERISA for which a Loan Party or a Subsidiary may have liability to contribute complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Plan has occurred with respect to any Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Plan, any fiduciary of any Plan, or any Loan Party, any Subsidiary or other any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party, nor any Subsidiary, nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject that Person to any material liability. Within the past five years, neither any Loan Party, nor any Subsidiary nor any other member of the Controlled Group has engaged in a transaction which resulted in a Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan, which could reasonably be expected to have a Material Adverse Effect. Each "employee" pension benefit plan within the meaning of Section 3(2) of a Loan Party or a Subsidiary that is intended to be qualified under Section 401(a) of the Code has secured a determination letter or opinion letter from the IRS to that effect, and such determination letter or opinion letter is in effect. No Loan Party nor any Subsidiary has incurred any material excise taxes under Chapter 43 of the Code with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA.

(c) All contributions (if any) have been made to any "multiemployer plan" (as such term is defined in Section 4001(3) of ERISA) (a "Multiemployer Plan") that are required to be made by a Loan Party, a Subsidiary or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party, no Subsidiary nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party, no Subsidiary nor any other member of the Controlled Group has received any notice that any Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

11.22. Investment Company Act.

No Loan Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company" within the meaning of the Investment Company Act of 1940.

11.23. Anti-Terrorism Laws.

(a) No Loan Party or Subsidiary thereof (and, to the knowledge of each Loan Party, no joint venture thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the "Anti-Terrorism Laws"), including the United States Executive Order No. 13224 on Terrorist Financing (the "Anti-Terrorism Order") and the USA Patriot Act.

(b) No Loan Party or Subsidiary thereof (and, to the knowledge of each Loan Party, no joint venture thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports "terrorism" as defined in the Anti-Terrorism Order or (iv) is named as a "specially designated national and blocked person" in the most current list published by OFAC.

(c) No Loan Party or Subsidiary thereof (and, to the knowledge of each Loan Party, no joint venture or other Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

11.24. [Reserved].

11.25. USA Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.

11.25.1. USA Patriot Act. To the extent applicable, each Borrower and each of its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

11.25.2. Sanctioned Persons. None of Borrowers, any of their Subsidiaries or any director, officer, employee, or, to the knowledge of each Loan Party, agent or affiliate of Borrowers or any of their Subsidiaries is a Person that is, or is 50% or more owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Australian Department of Foreign Affairs and Trade (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (including, without limitation, currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) (“Sanctioned Country”).

11.25.3. Dealings with Sanctioned Persons. For the past five years, neither any Borrower nor any of a Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject of Sanctions, or with a Sanctioned Country.

11.25.4. Anti-Corruption Laws. Each Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Borrower, the agents of such Borrower and its Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects. Each Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

11.25.5. Certificate of Beneficial Ownership. As of Closing Date, the information contained in the Certificate of Beneficial Ownership is true, correct and complete.

SECTION 12 AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Required Lenders' prior written consent waiving or modifying any of any Loan Party's covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

12.1. Maintenance of Records.

Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Loan Party's business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11.2.

12.2. Notices.

Each Loan Party shall:

12.2.1. Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Administrative Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of the location of any Loan Party's books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Borrower or such Loan Party has previously advised Administrative Agent that such Goods will be used.

12.2.2. Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Administrative Agent if any Account or Inventory identified by a Borrower to Administrative Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

12.2.3. Litigation and Proceedings. Promptly upon becoming aware thereof, notify Administrative Agent of any actions or proceedings which are pending or threatened against a Loan Party which seek damages in excess of $250,000.00 or which would, if adversely determined, be reasonably expected to have a Material Adverse Effect on such Loan Party and of any Commercial Tort Claims of any Borrower which may arise, which notice shall constitute such Loan Party's authorization to amend Exhibit C to add such Commercial Tort Claim.

12.2.4. Names and Trade Names. Notify Administrative Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Administrative Agent in writing.

12.2.5. ERISA Matters. Promptly notify Administrative Agent of (i) the occurrence of any Reportable Event which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan subject to Title IV of ERISA ("Plan") covering any officers or employees of a Loan Party or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, (iv) the receipt of any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, or (v) the receipt of any notice from a Governmental Authority that any Plan intended to be qualified under Section 401 of the Code is not so qualified or that damages, fines, excise taxes, or penalties may be imposed on any Loan Party with respect to a Plan.

12.2.6. Environmental Matters. Promptly notify Administrative Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or Subsidiary thereof, or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Loan Party or any Subsidiary thereof, or its business operations or assets or any properties at which any Loan Party or Subsidiary has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on such Loan Party or Subsidiary.

12.2.7. [Reserved].

12.2.8. Default; Material Adverse Change. Promptly advise Administrative Agent of the occurrence of any event having or causing a Material Adverse Effect on any Loan Party, the occurrence of any Default or Event of Default hereunder.

12.2.9. Certificate of Beneficial Ownership. (a) Promptly after any change in the individual(s) identified as a beneficial owner in the Certificate of Beneficial Ownership and in no event later than contemporaneously with the next scheduled delivery of financial statements pursuant to Section 9, deliver to Administrative Agent and each Lender an updated Certificate of Beneficial Ownership in form and substance acceptable to Administrative Agent and, (b) promptly from time to time, deliver to Administrative Agent and each Lender such other information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation, as any Lender or Administrative Agent may reasonably request.

All of the foregoing notices shall be provided by Borrowers to Administrative Agent in writing.

12.3. Compliance with Laws and Maintenance of Permits.

Each Loan Party shall, and shall cause each Subsidiary to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Loan Party or Subsidiary and each Loan Party shall, and shall cause each Subsidiary to, remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on such Loan Party or Subsidiary. Following any determination by Administrative Agent that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party or Subsidiary in order to avoid non-compliance, with any Environmental Law, at Loan Parties’ expense cause an independent environmental engineer acceptable to Administrative Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

12.4. Inspection, Audits and Appraisals.

Each Loan Party shall permit Administrative Agent, or any Persons designated by it, to call at such Loan Party's places of business during regular business hours (unless an Event of Default has occurred and is continuing, then at any reasonable time), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Loan Party's books, records, journals, orders, receipts and any correspondence and other data relating to such Loan Party's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Loan Party's business as Administrative Agent may consider reasonable under the circumstances. Each Loan Party shall furnish to Administrative Agent such information relevant to Administrative Agent's rights under this Agreement and the other Loan Documents as Administrative Agent shall at any time and from time to time request. Administrative Agent, through its officers, employees or agents shall have the right, at any time and from time to time, to verify the validity, amount or any other matter relating to any of any Loan Party's Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Each Loan Party authorizes Administrative Agent and its agents to discuss the affairs, finances and business of such Loan Party with any officers, employees or directors of each Loan Party or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of each Loan Party with such Loan Party's independent public accountants. Any such discussions shall be without liability to Administrative Agent or to such Loan Party's independent public accountants. Administrative Agent may engage appraisers to appraise the Collateral at such intervals as Administrative Agent shall determine and each Loan Party shall cooperate with such appraisers including providing access to the Collateral and its books and records to such appraisers during regular business hours (unless an Event of Default has occurred and is continuing, then at any reasonable time). Borrowers shall pay to Administrative Agent all customary fees and all reasonable costs and out-of-pocket expenses incurred by Administrative Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Any Lender may accompany Administrative Agent on any such audit or inspection at its own cost. Notwithstanding the foregoing, provided no Event of Default then exists, (y) Administrative Agent shall limit the number of field audits to no more than two (2) in any Fiscal Year, and (z) Borrowers shall not be required to reimburse Lender for audit fees related to such two (2) field audits in excess of $60,000 in any Fiscal Year.

12.5. Insurance.

Each Loan Party shall:

12.5.1. Casualty Insurance; Business Interruption Insurance. Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Loan Party, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Administrative Agent. Within thirty (30) days following a request by Administrative Agent, Borrowers shall deliver original (or certified) copies of such policies of insurance to Administrative Agent, together with evidence of payment of all premiums therefor, such policies shall contain an endorsement, in form and substance reasonably acceptable to Administrative Agent, showing loss under such insurance policies payable to Administrative Agent. Such endorsement, or an independent instrument furnished to Administrative Agent, shall provide that the insurance company shall give Administrative Agent at least thirty (30) days (except for non-payment of premium, in which case a ten (10) days) written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Loan Party or any other Person shall affect the right of Administrative Agent or Lenders to recover under such policy of insurance in case of loss or damage. In addition, upon Administrative Agent’s written request each Loan Party shall cause to be executed and delivered to Administrative Agent an assignment of proceeds of its business interruption insurance policies. Each Loan Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Administrative Agent. Each Loan Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as such Loan Party's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, each Loan Party may make, settle and adjust claims involving less than $250,000.00 in the aggregate without Administrative Agent's consent.

12.5.2. Liability Insurance. Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Loan Party with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Administrative Agent and within thirty (30) days following request by Administrative Agent, Borrowers shall deliver original (or certified) copies of such policies to Administrative Agent, together with evidence of payment of all premiums therefor. Each such policy shall contain an endorsement showing Administrative Agent and Lenders as additional insured thereunder and providing that the insurance company shall give Administrative Agent at least thirty (30) days (except for non-payment of premium, in which case a ten (10) days) written notice before any such policy shall be altered or canceled.

12.5.3. ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE. IF ANY LOAN PARTY AT ANY TIME OR TIMES HEREAFTER SHALL FAIL TO OBTAIN OR MAINTAIN ANY OF THE POLICIES OF INSURANCE REQUIRED ABOVE (AND PROVIDE EVIDENCE THEREOF TO ADMINISTRATIVE AGENT) OR TO PAY ANY PREMIUM RELATING THERETO, THEN ADMINISTRATIVE AGENT, WITHOUT WAIVING OR RELEASING ANY OBLIGATION OR DEFAULT BY BORROWERS HEREUNDER, MAY (BUT SHALL BE UNDER NO OBLIGATION TO) OBTAIN AND MAINTAIN SUCH POLICIES OF INSURANCE AND PAY SUCH PREMIUMS AND TAKE SUCH OTHER ACTIONS WITH RESPECT THERETO AS ADMINISTRATIVE AGENT DEEMS ADVISABLE UPON NOTICE TO BORROWERS. SUCH INSURANCE, IF OBTAINED BY ADMINISTRATIVE AGENT, MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY'S INTERESTS OR PAY ANY CLAIM MADE BY OR AGAINST ANY LOAN PARTY WITH RESPECT TO THE COLLATERAL. SUCH INSURANCE MAY BE MORE EXPENSIVE THAN THE COST OF INSURANCE ANY LOAN PARTY MAY BE ABLE TO OBTAIN ON ITS OWN AND MAY BE CANCELLED ONLY UPON THE APPLICABLE LOAN PARTY PROVIDING EVIDENCE THAT IT HAS OBTAINED THE INSURANCE AS REQUIRED ABOVE. ALL SUMS DISBURSED BY ADMINISTRATIVE AGENT IN CONNECTION WITH ANY SUCH ACTIONS, INCLUDING, WITHOUT LIMITATION, COURT COSTS, EXPENSES, OTHER CHARGES RELATING THERETO AND REASONABLE ATTORNEY COSTS, SHALL CONSTITUTE LOANS HEREUNDER, SHALL BE PAYABLE ON DEMAND BY BORROWERS TO ADMINISTRATIVE AGENT AND, UNTIL PAID, SHALL BEAR INTEREST AT THE HIGHEST RATE THEN APPLICABLE TO LOANS HEREUNDER. THIS PROVISION SHALL CONSTITUTE THE NOTICE TO THE APPLICABLE LOAN PARTY REQUIRED PURSUANT TO PARAGRAPH (3) OF SECTION 180/10 OF CHAPTER 815 OF THE ILLINOIS COMPILED STATUTES (2004).

12.6. Collateral.

Each Loan Party shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Each Loan Party shall permit Administrative Agent to examine any of the Collateral at any reasonable time and wherever the Collateral may be located and, each Loan Party shall, immediately upon request therefor by Administrative Agent, deliver to Administrative Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Each Loan Party shall, at the request of Administrative Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Administrative Agent, of the security interest of Administrative Agent hereunder. Upon Administrative Agent’s request, each Loan Party shall deliver or cause to be delivered to Administrative Agent landlord's agreements, bailee agreements, warehouseman's agreements and other collateral access agreements with respect to each location of Collateral with an aggregate value of assets exceeding $500,000.00 now existing or hereafter arising. For purposes of clarification, at all times from and after the date that is 30 days after the Closing Date, Borrowers will certify on each loan report and certificate delivered to Administrative Agent pursuant to Section 9.1 that no Inventory is included in Eligible Inventory unless the location of such Inventory is subject to a collateral access agreement in form and substance satisfactory to Administrative Agent.

12.7. Use of Proceeds.

All monies and other property obtained by Borrowers from Administrative Agent and Lenders pursuant to this Agreement shall be used solely to (i) [reserved], (ii) [reserved], (iii) [reserved] and (iv) for working capital and other business purposes of Borrowers, and shall not be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of (x) "purchasing or carrying" any margin stock, (y) funding, supporting or paying any obligation under the Seed Australia Loan Documents, or (z) loaning or distributing funds to Non-Loan Party Subsidiaries other than as permitted hereunder.

12.8. Taxes.

Each Loan Party shall, and shall cause each Subsidiary to, file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that each Loan Party and each Subsidiary shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Loan Party's or Subsidiary’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) Borrowers keep on deposit with Administrative Agent (such deposit to be held without interest) or a reserve is maintained against Borrowers’ availability to borrow money under Section 2.1, in either case, in an amount of money which, in the sole judgment of Administrative Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Loan Party or Subsidiary fails to prosecute such contest with reasonable diligence, Administrative Agent may apply the money so deposited in payment of such taxes. If any Loan Party or Subsidiary fails to pay any such taxes and in the absence of any such contest by such Loan Party or Subsidiary, Administrative Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Administrative Agent shall constitute Loans hereunder, shall be payable by Borrowers to Administrative Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

12.9. Intellectual Property.

Each Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on such Loan Party.

12.10. Checking Accounts and Cash Management Services.

Unless Administrative Agent otherwise consents in writing, in order to facilitate Administrative Agent's maintenance and monitoring of the Collateral, each Loan Party shall maintain, and shall cause each Loan Party to maintain its general checking/controlled disbursement account and its other deposit accounts with Administrative Agent. Each Loan Party shall be responsible for all normal charges assessed thereon. Each Loan Party shall notify Administrative Agent in writing ten (10) days prior to opening any new Deposit Account and shall enter into a control agreement satisfactory to Administrative Agent for each such Deposit Account of such Loan Party on or before the opening of such Deposit Account. Notwithstanding the foregoing, Loan Parties shall be permitted to maintain their existing bank accounts maintained with KeyBank for a period not to exceed ninety (90) days after the Closing Date, provided all of the Loan Parties’ Account and other collections are promptly remitted to Lender for application to the Obligations in a manner satisfactory to Administrative Agent.

12.11. USA Patriot Act, Bank Secrecy Act and Office of Foreign Asset Control

(a) Ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and

(b) comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations.

12.12. Reserved.

12.13. Reserved.

SECTION 13 NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations (other than inchoate indemnity obligations which expressly survive the termination of this Agreement) and termination of this Agreement, unless Borrowers obtain Required Lenders' prior written consent waiving or modifying any of the Loan Parties' covenants hereunder in any specific instance, each Loan Party agrees as follows:

13.1. Guaranties.

Other than the Seed Australia Guarantee in an aggregate guaranty amount not to exceed Fifteen Million Australian Dollars (AUD $15,000,000), no Loan Party nor any Subsidiary shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

13.2. Debt.

No Loan Party nor any Subsidiary shall create, incur, assume or become obligated (directly or indirectly), for any Debt other than the Obligations, except that the Loan Parties and Subsidiaries may (i) incur Subordinated Debt; (ii) maintain their present Debt listed on Schedule 11.14 hereto; (iii) incur Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with dispositions permitted under this Agreement; (iv) incur purchase money Debt or capitalized lease obligations in connection with Capital Expenditures not prohibited pursuant to Section 14.3 hereof; (v) incur Hedging Obligations approved by Administrative Agent and in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation; (vi) solely with respect to the Loan Parties, incur operating lease obligations requiring payments not to exceed $2,000,000.00 in the aggregate during any Fiscal Year of the Loan Parties; (vii) make loans to, and guaranties of Debt of, one another so long as (X) each is a Loan Party, or (Y) with respect to

Non-Loan Party Subsidiaries, the amount thereof does not exceed $250,000.00 in the aggregate; (viii) incur other unsecured Debt, in addition to the Debt listed above, in an aggregate principal amount not to exceed $250,000.00, (ix) incur and maintain Debt secured by Liens permitted by clause (xii) of the definition of Permitted Liens, which is otherwise non-recourse to the Loan Parties and their Subsidiaries, (x) [reserved], (xi) maintain Debt pursuant to extensions, renewals and refinancing of the Debt set forth in clauses (i), (ii) and (iv) above so long as the principal amount of such Debt is not increased (and any terms with respect to clause (i) above are permitted by the applicable subordination agreement), and (xii) incur Debt to MFP as a result of its reimbursement obligations owing to MFP under the Specified Letter of Credit Documents.

13.3. Liens.

No Loan Party nor any Subsidiary shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

13.4. Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

No Loan Party shall (i) enter into any merger or consolidation; provided, however, a Loan Party or any of its Subsidiaries may merge with another Loan Party so long as the Loan Party is the surviving entity,(ii) change the state of such Loan Party's organization or enter into any transaction which has the effect of changing such Loan Party's state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than (X) in the ordinary course of business, or (Y) assets that are obsolete or no longer useful in such Loan Party’s business; provided, however, a Loan Party may sell, lease or otherwise dispose of its assets to another Loan Party, or (Z) [reserved]; or (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person. No Loan Party shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

13.5. Restricted Payments.

No Loan Party shall make any Restricted Payments except for the following: (i) payments of dividends or other distributions by Subsidiaries of Borrowers to Borrowers or to other Subsidiaries of Borrowers that are Loan Parties; (ii) payments with respect to Subordinated Debt to the extent such payments are permitted pursuant to the subordination agreement or other subordination terms applicable thereto, (iii) so long as no Event of Default is continuing and (a) the applicable Loan Party shall not be a separately taxable entity for federal income tax purposes, and (b) such Loan Party gives Administrative Agent sufficient documentation to verify compliance with this clause one (1) Business Day prior to the distribution, such Loan Party may make Permitted Tax Distributions, and (iv) so long as no Event of Default is continuing or would not be caused thereby on a pro forma basis, repurchases of a Loan Party’s stock in the aggregate amount not to exceed $1,000,000.00 in any Fiscal Year, provided such Loan Party gives Administrative Agent sufficient documentation to verify compliance with such requirements one (1) Business Day prior to the redemption.

13.6. Investments; Loans.

No Loan Party and no Subsidiary shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than (i) direct obligations of the United States, (ii) obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States, and (iii) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Debt or claims; nor shall a Loan Party or Subsidiary lend or otherwise advance funds to any Person except for (A) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (B) extensions of credit made to Subsidiaries in connection with transfer pricing arrangements permitted under Section 13.9, and (C) investments in the Permitted Joint Ventures (i) consisting of True-Up Payments (as defined in the Permitted Shell Joint Venture Agreement), (ii) pursuant to the repurchase option set forth in Section 8.2 of the Permitted Shell Joint Venture Agreement and (iii) consisting of the payment of Additional Capital (as defined in the Permitted Trigall Joint Venture Agreement) pursuant to the Permitted Trigall Joint Venture Agreement; provided, however, Loan proceeds shall not be used for the investments in subsection (C).

13.7. Fundamental Changes, Line of Business; Certain Documents.

No Loan Party shall (i) amend its organizational documents or change its Fiscal Year unless (w) such actions would not have a Material Adverse Effect on the such Loan Party; (x) such actions would not affect the obligations of any Borrower or any Loan Party to Administrative Agent and Lenders; (y) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (z) Administrative Agent has received ten (10) days prior written notice of such amendment or change (ii) amend or modify any documents evidencing Subordinated Debt except to the extent permitted pursuant to the applicable subordination agreement or subordination terms governing such Subordinated Debt or (iii) enter into a new line of business materially different from such Loan Party's current business

13.8. Equipment.

No Loan Party shall (i) permit any Equipment to become a Fixture to real property after the Closing Date unless such real property is owned by such Loan Party and is subject to a mortgage in favor of Administrative Agent, or if such real estate is leased, is subject to a landlord's agreement in favor of Administrative Agent on terms acceptable to Administrative Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Administrative Agent.

13.9. Affiliate Transactions. Except as set forth on Schedule 11.9 hereto or as permitted pursuant to Section 11.3 hereof, no Loan Party shall conduct, permit or suffer to be conducted, transactions with Affiliates other than (i) transactions in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate, (ii) the payment of reasonable compensation, severance, indemnification, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party's board of directors (or comparable governing body) in accordance with applicable law, (iii) transactions with other Loan Parties, and (iv) customary transfer pricing arrangements with Subsidiaries of Loan Parties in the ordinary course of business, in each case pursuant to transfer pricing or similar agreements acceptable to Administrative Agent in its commercially reasonable discretion. Without limiting the foregoing, no Loan Party will make any loans to, investments in or other transfers of property or business opportunities to any Non-Loan Party Subsidiary, nor will any Loan Party engage in any transaction with or for the benefit of a Non-Loan Party Subsidiary, other than in compliance with clause (iv) of the preceding sentence and de minimus activities related to a Loan Party being the parent company of a Non-Loan Party Subsidiary and de minimus transactions incidental thereto. Settling of Accounts.

No Borrower shall settle or adjust any Account identified by a Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Administrative Agent, provided, that following the occurrence and during the continuance of an Event of Default, no Loan Party shall settle or adjust any Account without the consent of Administrative Agent.

SECTION 14 FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below.

14.1 Consolidated Fixed Charge Coverage.

Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter from and after the Fiscal Quarter ending June 30, 2024 to be less than 1.10 to 1.00, tested on the date of delivery of and with reference to the financial statements delivered pursuant for each such quarter pursuant to Section 9.3(ii) .

14.2 Minimum Adjusted EBITDA.

Loan Parties shall not permit Adjusted EBITDA as of the last day of each Fiscal Quarter from the Fiscal Quarter ending March 31, 2023 through the Fiscal Quarter ending June 30, 2024 to be less than the Minimum Adjusted EBITDA Benchmark, tested on the date of delivery of and with reference to the financial statements delivered pursuant for each such quarter pursuant to Section 9.3(ii).

14.3 Capital Expenditure Limitations.

Loan Parties and their Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $2,500,000.00 during any Fiscal Year.

SECTION 15 DEFAULT.

The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrowers hereunder:

15.1. Payment.

The failure of any Loan Party to pay when due, declared due, or demanded by Administrative Agent (at the request of Required Lenders), any of the Obligations.

15.2. Breach of this Agreement and the other Loan Documents.

The failure of any Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Loan Party under this Agreement or any of the other Loan Documents; provided that any such failure by a Loan Party under subsections 12.2.1, 12.2.4, 12.2.5, 12.2.6, 12.3 and 12.8 shall not constitute an Event of Default hereunder until the 30th day following the occurrence thereof.

15.3. Breaches of Other Obligations.

The failure of any Loan Party to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Loan Party under any other agreement with any Person if such failure might have a Material Adverse Effect on such Loan Party.

15.4. Breach of Representations and Warranties.

The making or furnishing by any Loan Party to Administrative Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between such Loan Party and Administrative Agent or any Lender, which is untrue or misleading in any material respect as of the date made.

15.5. Loss of Collateral.

The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $1,000,000.00 in the aggregate for all such events during any Fiscal Year as determined by Administrative Agent in its sole discretion determined in good faith, or (except as permitted hereby) the sale, lease or furnishing under a contract of service of, any of the Collateral.

15.6. Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

15.7. Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Loan Party or for the liquidation or reorganization of any Loan Party, or alleging that such Loan Party is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Loan Party 's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Loan Party; provided, however, that if such commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Administrative Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such forty-five (45) day period or, if earlier, until such proceedings are dismissed.

15.8. Appointment of Receiver.

The appointment of a receiver or trustee for any Loan Party, for any of the Collateral or for any substantial part of any Loan Party 's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Loan Party which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Administrative Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such forty-five (45) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

15.9. Judgment.

The entry of any final judgments or orders aggregating in excess of $500,000.00 (not covered by insurance from a third party insurance carrier) against any Loan Party which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

15.10. Death or Dissolution of Loan Party.

The dissolution of any Loan Party which is a partnership, limited liability company, corporation or other entity.

15.11. Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Administrative Agent pursuant to which such Person has guaranteed to Administrative Agent and Lenders the payment of all or any of the Obligations or has granted Administrative Agent a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Obligations.

15.12. Criminal Proceedings.

The institution in any court of a criminal proceeding against any Loan Party which would have a Material Adverse Effect on such Loan Party, or the indictment of any Loan Party, or any officer of a Loan Party for any crime.

15.13. Change of Control.

The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than MFP, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

15.14. Plans

(a) Any Person institutes steps to terminate a Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Plan, or could incur a liability or obligation to such Plan, in excess of $500,000.00; (b) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(i) of the Code; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.00.

15.15. Breach of Seed Australia Loan Documents

The occurrence of a breach, default or event of default under any Seed Australia Loan Document, and such breach, default or event of default is not cured or waived within the time, if any, specified therein.

15.16. Material Adverse Effect.

The occurrence of any event having a Material Adverse Effect.

SECTION 16 REMEDIES UPON AN EVENT OF DEFAULT; EQUITY CURE.

16.1. Acceleration

Upon the occurrence and during the continuance of an Event of Default described in Sections 15.7 or 15.8 hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall only terminate in accordance with the terms of the relevant Hedging Agreement). Upon the occurrence of any other Event of Default, the Obligations may, at the option of Administrative Agent or at the direction of Required Lenders, in whole or in part at Administrative Agent's or Required Lenders'

sole discretion, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

16.2. Other Remedies

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and at the direction of Required Lenders shall, exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Administrative Agent's and Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Administrative Agent may, and at the direction of Required Lenders shall, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of any Loan Party's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Administrative Agent shall have the right to store the same at any of any Loan Party's premises without cost to Administrative Agent or Lenders. At Administrative Agent's request, each Loan Party shall, at Borrowers’ expense, assemble the Collateral and make it available to Administrative Agent at one or more places to be designated by Administrative Agent and reasonably convenient to Administrative Agent and such Loan Party. Each Loan Party recognizes that if a Loan Party fails to perform, observe or discharge any of its Obligations under this Agreement or the other Loan Documents, no remedy at law will provide adequate relief to Administrative Agent or Lenders, and agrees that Administrative Agent shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Administrative Agent and Lenders and such Loan Party, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that such Loan Party is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Administrative Agent may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Administrative Agent of any of the Collateral may be applied by Administrative Agent to the payment of expenses in connection with the Collateral, including, without limitation, Attorney Costs, and any balance of such Proceeds and all other payments received by Administrative Agent during the continuance of an Event of Default may be applied by Administrative Agent toward the payment of such of the Obligations, and in such order of application, as Administrative Agent may from time to time elect. In the absence of a specific determination by Administrative Agent, the Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Obligations shall be applied in the following order.

FIRST, to the payment of all fees, costs, expenses and indemnities of Administrative Agent (in its capacity as such), including Attorney Costs, and any other Obligations owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full:

SECOND, to the payment of all of the Obligations in respect of the Swing Line Loans to the Swing Line Lender, until paid in full;

THIRD, to the payment of all of the Obligations consisting of accrued and unpaid interest owing to the Lenders and Letter of Credit fees owing to the L/C Issuer, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause THIRD payable to them, until paid in full;

FOURTH, to the payment of all Obligations consisting of principal owing to the Lenders and Bank Product Obligations owing to Lenders or their Affiliates, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause FOURTH held by them, until paid in full;

FIFTH, to the payment of the Lenders an amount equal to all Obligations in respect of outstanding Letters of Credit to be held as Cash Collateral in respect of such Obligations;

SIXTH, to the payment of all other Obligations owing to the Lenders until paid in full; and

SEVENTH, to the payment of any remaining Proceeds, if any, to whomever may be lawfully entitled to receive such amounts.

16.3. Credit Bidding.

The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Lender Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct the Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders such as among other things, anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term "Credit Bid" shall mean, an offer submitted by the Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by the Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

16.4. Equity Cure

In the event that Borrowers fail to comply with any financial covenant contained in Section 14.1, or 14.2 (a “Financial Covenant Default”), Borrowers shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure”):

(a) In the event that Borrowers desire to cure a Financial Covenant Default, Borrowers shall deliver to Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the Financial Statements and corresponding Compliance Certificate as of and for the period ending on the last day of the computation period as of which such Financial Covenant Default occurred (each a “Test Date”) are delivered to Administrative Agent and Lenders and ending on the fifth (5th) Business Days after Administrative Agent’s and Lenders’ receipt of such Financial Statements and Compliance Certificate. The Cure Notice shall set forth the calculation of the applicable Cure Amount (as hereinafter defined).

(b) In the event that Borrowers deliver a Cure Notice, a capital contribution shall be made to S&W Seed in an amount not less than the Cure Amount at any time during the period commencing on the date of Administrative Agent’s receipt of such Cure Notice and ending on the tenth (10th) Business Day following the date on which the relevant Financial Statements and Compliance Certificate were required to be delivered to Administrative Agent and the Lenders (such tenth (10th) Business Day, the “Required Contribution Date”). The proceeds of such capital contribution equal to the Cure Amount shall be immediately used by Borrowers to make a mandatory prepayment of the Loans and other Obligations in the amount of such proceeds (applied to the Loans and other Obligations in accordance with the mandatory prepayment provisions set forth in Section 2.3.5). The “Cure Amount” shall be the amount which if added to the amount of Adjusted EBITDA as of the applicable Test Date, would result in the Loan Parties being in pro forma compliance with the applicable financial covenant which is the subject of such Financial Covenant Default(s) as of such Test Date (provided, however, that if more than one such Financial Covenant Default exists as of a Test Date, the Cure Amount for purposes hereof shall equal the largest amount necessary to cure such applicable Financial Covenant Defaults).

(c) No Equity Cure may be exercised if the aggregate amount of any Equity Cure together with any New Equity Addback exceeds $1,000,000 in any Fiscal Quarter or exceeds $2,000,000 in any trailing twelve (12) month period.

(d) Reserved.

(e) Upon timely receipt by Borrowers in cash of the appropriate Cure Amount, if and to the extent after giving effect to the following clause (f) all applicable Financial Covenant Defaults would no longer exist on a pro forma basis, the applicable Financial Covenant Defaults shall be deemed cured.

(f) The Equity Cure and the effects thereof on Adjusted EBITDA, Consolidated Fixed Charge Coverage Ratio will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio as a threshold for permitted exceptions to various affirmative and negative covenants; provided that for purposes of determining compliance with Sections 14.1 and 14.2, the Cure Amount shall be deemed added to Adjusted EBITDA for the Fiscal Quarter ending as of the applicable Test Date and any subsequent measurement period that includes such Fiscal Quarter.

So long as the applicable Cure Amount does not exceed the amount permitted under Section 16.4(c) and Borrowers are otherwise entitled to exercise an Equity Cure pursuant to the foregoing terms and provisions of this Section 16.4, from the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Administrative Agent is notified that the required contribution will not be made, neither Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Revolving Loan Commitment or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered; provided until timely receipt of the Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Sections 12 and 13 hereof and any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 16.4(e), the requirements of the applicable financial covenants shall be deemed to have been satisfied as of the applicable Test Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter.

SECTION 17 CONDITIONS PRECEDENT.

17.1. Conditions to Initial Loans.

The obligation of Lenders to fund the initial Revolving Loans, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent (and the date on which all such conditions precedent have been satisfied and the initial Loans are advanced by Lenders is called the "Closing Date"):

(a) Administrative Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17.1 (the "Closing Document List") in each case in form and substance satisfactory to Administrative Agent, including, without limitation, the Specified Letter of Credit;

(b) Since December 31, 2022, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Loan Party, as determined by Administrative Agent in its sole discretion, determined in good faith;

(c) Administrative Agent shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(d) [Reserved]; and

(e) The Loan Parties shall have executed and delivered to Administrative Agent all such other documents, instruments and agreements which Administrative Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

17.2. Conditions to All Loans.

Lenders shall not be obligated to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation for the benefit of any Borrower, unless the following conditions are satisfied; provided, that if Administrative Agent chooses to cause Loans to be advanced or Letters of Credit to be issued notwithstanding the failure of any such conditions to be satisfied, all Lenders shall be required to fund such Loans and participate in such Letters of Credit unless Required Lenders has directed Administrative Agent not to fund such Loans or caused such Letters of Credit to be issued:

(a) No Default or Event of Default shall exist at the time of or result from such funding, issuance or grant;

(b) The representations and warranties of each Loan Party in this Agreement and the other Loan Documents shall be true and correct as of the date, and after giving effect to such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date which must be true and correct as of such earlier date); and

(c) No event shall have occurred or circumstances exist that has or could reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by a Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Administrative Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 18 THE AGENT.

18.1. Appointment and Authorization.

Each Lender and the L/C Issuer hereby irrevocably (subject to Section 18.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent shall provide copies of all financial statements and projections delivered to Administrative Agent by any Loan Party pursuant to Section 9 hereof, and copies of all material notices delivered to Administrative Agent by any Loan Party either by delivering copies to each Lender by electronic mail or by posting such materials to an internet service accessible by such Lenders such as "Intralinks". Each Loan Party and each Lender agrees that Administrative Agent may, in its sole discretion, utilize Intralinks or electronic mail for such purpose.

18.2. L/C Issuers.

The L/C Issuers shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The L/C Issuers shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 18 with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent", as used in this Section 18, included the L/C Issuers with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the L/C Issuers.

18.3. Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

18.4. Exculpation of Administrative Agent.

None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of each Loan Party or any of any Loan Party's Subsidiaries or Affiliates.

18.5. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

18.6. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Event of Default or Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 16; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

18.7. Credit Decision.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent.

18.8. Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person's own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any Agent Advances and any costs or out‑of‑pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

18.9. Administrative Agent in Individual Capacity.

CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though CIBC US were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not the Administrative Agent, and the terms "Lender" and "Lenders" include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.

18.10. Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent). After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 18 and Sections 4.3.5 and 19.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

18.11. Collateral Matters.

(a) Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by the Administrative Agent under any Loan Document (x) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrowers hereunder and the expiration or termination of all Letters of Credit (including by means of credit bidding in accordance with Section 16.3); (y) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (z) subject to Section 20.1 if approved, authorized or ratified in writing by the Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (v) of the definition of Permitted Liens (it being understood that the Administrative Agent may conclusively rely on a certificate from Borrowers in determining whether the Debt secured by any such Lien is permitted by Section 13.2). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 18.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

18.12. Restriction on Actions by Lenders.

Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any Deposit Accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by the Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of the Administrative Agent.

18.13. Administrative Agent May File Proofs of Claim.

18.13.1. Filing Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3, and 193) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1.1(c), 4.3, 4.4 and 19.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

18.14. Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger", if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 19 MISCELLANEOUS.

19.1. Assignments; Participations.

19.1.1. Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an "Assignee") all or any portion of such Lender's Loans and Commitments, with the prior written consent of the Administrative Agent, the L/C Issuers (for an assignment of the Revolving Loans and the Revolving Loan Commitment) and, so long as no Event of Default exists, Borrowers (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender) or an Approved Fund (other than an Approved Fund of a Defaulting Lender)). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided, that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). The Loan Parties and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an "Assignment Agreement") executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party, any holder of Subordinated Debt of a Loan Party, any holder of any Debt that is secured by liens or security interests that have been contractually subordinated to the liens and security interests securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent's sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person's and/or its Affiliates' voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 19.1.1 shall be treated as the sale of a participation under Section 19.1.2. Borrowers shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless Borrowers have expressly objected to such assignment within three (3) Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender), a Note in the principal amount of the Assignee's Pro Rata Share of the Total Revolving Loan Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Total Revolving Loan Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the Administrative Agent of such Note(s), the assigning Lender shall return to Borrowers any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

19.1.2. Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Revolving Loan Commitment or other interests hereunder (any such Person, a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender's obligations hereunder shall remain unchanged for all purposes, (b) each Loan Party shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder, (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (d) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrowers, a register (the “Participation Register”) as to the participations granted and transferred under this Section 19.1.2 containing the same information specified in Section 19.2 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 20.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party, any holder of any Subordinated Debt of a Loan Party, any holder of any Debt that is secured by liens and security that have been contractually subordinated to the liens and security interests securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent's sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated such Person and/or its Affiliates and/or limitations on such Person's and/or its Affiliates' voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Each Loan Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as such Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with such Lender, and such Lender agrees to share with each Participant, on a pro rata basis. Borrowers also agree that each Participant shall be entitled to the benefits of Section 4.2 or 4.4 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 4.2 or 4.4 than would have been paid to such Lender on such date if no participation had been sold).

19.2. Register.

The Administrative Agent shall, as a non-fiduciary agent of the Borrowers, maintain a copy of each Assignment Agreement delivered and accepted by it and register (the "Register") for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Each Lender granting a participation shall, as a non-fiduciary agent of the Borrowers, maintain a register containing information similar to that of the Register in a manner such that the loans hereunder are in "registered form" for the purposes of the Code. This Section and Section 19.1.2 shall be construed so that the Loans are at all times maintained in "registered form" for the purpose of the Code and any related regulations (and any successor provisions).

19.3. Customer Identification - USA Patriot Act Notice.

Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "USA Patriot Act"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

19.4. Indemnification by Loan Parties.

IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH A "LENDER PARTY") FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 19.4 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

19.5. Notice.

(a) Generally. Except as otherwise provided in Section 2.2.2 and Section 2.2.3, or clauses (b) and (c) below, all notices hereunder shall be in writing (including facsimile transmission and email). All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Administrative Agent shall be sent to it at 120 South LaSalle Street, Suite 200, Chicago, Illinois 60603, attention: Ms. Jennifer Kempton, facsimile number: (312) 564-3932, with a copy to Thompson Coburn LLP, 55 East Monroe Street, 37th Floor, Chicago, Illinois 60603, attention: Victor A. DesLaurier, facsimile number: (312) 580-2201, and in the case of any Loan Party shall be sent to Borrowers at their principal place of business set forth on Schedule 11.2 hereto or as otherwise directed by Borrowers in writing, and in the case of Lenders shall be sent to the locations provided to Administrative Agent by such Lenders. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Section 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuer and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Administrative Agent or its Affiliates (collectively, the "Agent Parties") have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

(d) Public Information. Borrowers hereby acknowledge that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrowers hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” Borrowers shall be deemed to have authorized the Agent Parties, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers or their securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute non-public information, they shall be subject to Section 20.4); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Agent Parties shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

SECTION 20 GENERAL.

20.1. Waiver; Amendments.

No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except to the extent set forth in Section 4.2.9 hereof, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except to the extent set forth in Section 16.3 hereof, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any guarantor from its obligations under the Guaranty, other than as part of or in connection with any disposition permitted hereunder, or release or subordinate its liens on all or any substantial part of the Collateral granted under any of the other Loan Documents (except as permitted by Section 18.11), change the definition of Required Lenders, any provision of Section 16.2, any provision of this Section 20.1, the provisions of Section 16.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (e), the written consent of all Lenders. No provision of Section 2.3.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Loans affected thereby. No provision of Section 18 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the L/C Issuers in their capacities as such shall be amended, modified or waived without the consent of the L/C Issuers.

No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Loan Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent and/or a Person or Persons reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent's request, sell and assign to the Administrative Agent and/or such Person or Persons, all of the Loans and Revolving Loan Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Revolving Loan Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender) may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

20.2. Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

20.3. Power of Attorney.

Each Loan Party acknowledges and agrees that its appointment of Administrative Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

20.4. Confidentiality.

Administrative Agent and each Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to any Loan Party which is (i) furnished by a Loan Party to Administrative Agent or such Lender (or to any Affiliate of Administrative Agent or such Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Administrative Agent and such Lender or such Affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to a Loan Party may be distributed by Administrative Agent or such Lender or such Affiliate to Administrative Agent's or such Lender's or such Affiliate's directors, managers, officers, employees, attorneys, Affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such Affiliate, to any other party. In addition such information and other credit information may be distributed by Administrative Agent or such Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Each Loan Party and Administrative Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Loan Party hereby consents to Administrative Agent and Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

20.5. Counterparts.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

20.6. Electronic Submissions.

Administrative Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents, be submitted to Administrative Agent in "Approved Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Administrative Agent, "Approved Electronic Form" means an Electronic Form that has been approved by Administrative Agent (which approval has not been revoked or modified by Lender) and "Approved Electronic Communication" means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, internet portal or other Platform. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents. Approved Electronic Communications that do not bear or are not readily capable of bearing either a signature or a reproduction of a signature shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party or the company transmitting the Approved Electronic Communication), and Administrative Agent and Lenders are entitled to rely on such Approved Electronic Communications as signed. Each of the Loan Parties, Administrative Agent and the Lenders hereby acknowledge and agree that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each assumes and accepts such risks by hereby authorizing each of the Administrative Agent, each Lender and each of their Affiliates to accept and transmit Approved Electronic Communications.

20.7. Waiver of Jury Trial: Other Waivers.

(a) EACH LOAN PARTY AND ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY LOAN PARTY, ADMINISTRATIVE AGENT OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG THE LOAN PARTIES, ADMINISTRATIVE AGENT AND ANY LENDER. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Each Loan Party hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Each Loan Party hereby waives the benefit of any law that would otherwise restrict or limit Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any Debt, matured or unmatured, owing by Administrative Agent or any Lender or such Affiliate of Lender to Borrowers, including, without limitation any Deposit Account at Administrative Agent or any Lender or such Affiliate.

(d) EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH LOAN PARTY WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT ADMINISTRATIVE AGENT TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, ADMINISTRATIVE AGENT SHALL PROVIDE SUCH LOAN PARTY WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

Administrative Agent's or Lenders' failure, at any time or times hereafter, to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent and Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Administrative Agent, Required Lenders or all Lenders, as applicable of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Administrative Agent or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Administrative Agent, Required Lenders or all Lenders, as applicable, and directed to Borrowers specifying such suspension or waiver.

20.8. Choice of Governing Laws; Construction; Forum Selection.

This Agreement and the other Loan Documents are submitted by Borrowers to Administrative Agent and Lenders for Administrative Agent's and Lenders' acceptance or rejection at Administrative Agent's principal place of business as an offer by Borrowers to borrow monies from Administrative Agent and Lenders now and from time to time hereafter, and shall not be binding upon Administrative Agent or any Lender or become effective until accepted by Administrative Agent and Lenders, in writing, at said place of business. If so accepted by Administrative Agent and Lenders, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE

INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Administrative Agent and each Lender to accept this Agreement, each Loan Party irrevocably agrees that, subject to Administrative Agent's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Administrative Agent agrees to endeavor to provide a copy of such process to the law firm of Cooley LLP by mail at the address of 4401 Eastgate Mall, San Diego CA 92121-1909, Attention: Cynthia Lovering, or by facsimile transmission at facsimile number (858) 550-6420. Failure of Administrative Agent to provide a copy of such process shall not impair Administrative Agent's and Lenders' rights hereunder, create a cause of action against Administrative Agent or create any claim or right on behalf of any Loan Party or any third party. EACH LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH LOAN PARTY BY ADMINISTRATIVE AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

20.9. Cashless Settlements.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrowers, Administrative Agent and such Lender.

20.10. Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 21 JOINT AND SEVERAL LIABILITY

(a) Notwithstanding anything to the contrary contained herein, all Obligations of each Loan Party hereunder shall be joint and several obligations of Loan Parties. Each Loan Party hereby absolutely and unconditionally guarantees to Lender, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations. Each Loan Party further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. The guaranty provided hereunder is a guaranty of payment and not of collection. Each Loan Party waives any right to require Lender to sue any other Loan Party or any other Loan Party, or otherwise to enforce its payment against any collateral securing all or any part of the Obligations. Each Loan Party is jointly and severally liable for all amounts due to Lender under this Agreement and the other Loan Documents, regardless of which Loan Party actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans or other extensions of credit on its books and records. Each Loan Party acknowledges that Loans and Letters of Credit may be issued to any one or more Borrowers and that each Loan Party is jointly and severally liable for all Loans and/or Letter of Credit Obligations.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Loan Parties and the liens and security interests granted by Loan Parties to secure the Obligations, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, Administrative Agent and Loan Parties agree that if the Obligations of a Loan Party, or any liens or security interests granted by such Loan Party securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Loan Party and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Loan Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the "Bankruptcy Code") or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Each Loan Party assumes responsibility for keeping itself informed of the financial condition of each other Loan Party, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Loan Party's Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Loan Parties of their Obligations and each Loan Party agrees that Administrative Agent shall not have any duty to advise such Loan Party of information known to Administrative Agent regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Loan Party, Administrative Agent shall not be under any obligation to update any such information or to provide any such information to such Loan Party on any subsequent occasion.

(d) Administrative Agent is hereby authorized, without notice or demand and without affecting the liability of a Loan Party hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Loan Party's Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Loan Party and delivered to Administrative

Agent; (ii) accept partial payments on a Loan Party's Obligations; (iii) take and hold security or collateral for the payment of a Loan Party's Obligations hereunder or for the payment of any guaranties of a Loan Party's Obligations or other liabilities of a Loan Party and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Loan Party's Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Loan Parties. Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Loan Party or any other source, and such determination shall be binding on such Loan Party. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Loan Party's Obligations as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Loan Parties.

(e) Each Loan Party hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Loan Party's Obligations from any Loan Party or any guarantor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing Loan Parties' Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Loan Party and delivered to Administrative Agent; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Loan Parties' Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Loan Party or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Loan Party as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of Loan Parties' Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f) No payment made by or for the account of a Loan Party including, without limitations, (i) a payment made by such Loan Party on behalf of another Loan Party's Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Loan Party, by subrogation or otherwise, to any payment from such other Loan Party or from or out of such other Loan Party's property and such Loan Party shall not exercise any right or remedy against such other Loan Party or any property of such other Loan Party by reason of any performance of such Loan Party of its joint and several obligations hereunder.

(g) Each Loan Party unconditionally and irrevocably waives each and every defense which would otherwise impair, restrict, diminish or affect any of the Obligations. Without limiting the foregoing, Administrative Agent and Lenders shall have the exclusive right from time to time without impairing, restricting, diminishing or affecting any of the Obligations, and without notice of any kind to any Loan Party, to (1) provide additional financial accommodations to one or more Loan Parties; (2) accept partial payments on the Obligations; (3) take and hold collateral or security to secure the Obligations, or take any other guaranty to secure the Obligations; (4) in its sole discretion, apply any such collateral or security, and direct the order or manner of sale thereof, and the application of the proceeds thereof; (5) release any Loan Party or any other guarantor or co-obligor of the Obligations; and (6) settle, release, compromise, collect or otherwise liquidate the Obligations or exchange, enforce, sell, lease, use, maintain, impair and release any collateral or security therefor in any manner, without affecting or impairing each Loan Party’s joint and several Obligations hereunder.

(h) Each Loan Party appoints each other Loan Party as its agent for all purposes relevant to this Agreement and the other Loan Documents, including, without limitation, the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Loan Parties or any Loan Party acting singly, shall be valid and effective if given or taken only by one Loan Party, whether or not the other Loan Parties join therein.

(i) The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by Administrative Agent and/or Lenders to Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 22 NONLIABILITY OF ADMINISTRATIVE AGENT AND LENDERS

The relationship among each Loan Party on the one hand and Administrative Agent and Lenders on the other hand shall be solely that of borrower or debtor, as applicable, and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditors. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party's business or operations. Each Loan Party agrees that neither Administrative Agent nor any Lender shall have any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties, Administrative Agent and Lenders.

SECTION 23 JUDICIAL REFERENCE

The Borrower, administrative agent and Lenders each acknowledge and agree that Section 20.7 (Waiver of Jury Trial) controls, and all disputes, claims and controversies related to this Agreement shall be construed in and under the laws of the State of Illinois. IF FOR ANY REASON, PURSUANT TO Section 20.8 (CHOICE OF GOVERNING LAWS; CONSTRUCTION; Forum Selection), THE ADMINISTRATIVE AGENT, IN ITS SOLE AND ABSOLUTE DISCRETION, DECIDES TO BRING AN ACTION IN CALIFORNIA AND TO THE EXTENT A PRE-DISPUTE WAIVER OF THE RIGHT TO TRIAL BY JURY IS NOT ENFORCEABLE UNDER APPLICABLE LAW, ANY AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, THE, MAKING, PERFORMANCE, BREACH OR INTERPRETATION OF THIS AGREEMENT, SHALL BE HEARD BY A NEUTRAL REFEREE AND RESOLVED BY JUDICIAL REFERENCE

PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE SHALL BE A RETIRED CALIFORNIA STATE OR FEDERAL COURT JUDGE. THE PARTIES SHALL NOT SEEK TO APPOINT A REFEREE THAT MAY BE DISQUALIFIED PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 641 OR 641.2 WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) CALENDAR DAYS AFTER ONE PARTY SERVES A WRITTEN NOTICE OF INTENT FOR JUDICIAL REFERENCE ON THE OTHER PARTY OR PARTIES, THEN THE REFEREE WILL BE SELECTED BY THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(b). ANY DECISION OF THE REFEREE SHALL BE ENTERED AS A JUDGMENT IN THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645. DISCOVERY SHALL BE LIMITED TO ADMINISTRATIVE AGENT, LENDERS AND BORROWER EACH BEING ALLOWED TWO DEPOSITIONS AND TWENTY SPECIFIC DOCUMENT REQUESTS.

SECTION 24 AMENDMENT AND RESTATEMENT

This Agreement amends and restates the Existing Loan Agreement and replaces the Existing Loan Agreement in all respects. Nothing contained herein shall constitute a novation of the Existing Loan Agreement or any of the obligations of the Borrowers or the other Loan Parties thereunder. All references to the “Agreement” or “Loan Agreement” in any of the Loan Documents shall mean this Agreement. Notwithstanding the amendment and restatement of the Existing Loan Agreement by this Agreement, all of the indebtedness, liabilities and obligations owing by Borrowers under the Existing Loan Agreement shall continue to be secured by the “Collateral” (as defined in the Existing Loan Agreement) and each Borrower and each other Loan Party acknowledges and agrees that the “Collateral” (as defined in the Existing Loan Agreement) remains subject to a security interest in favor of Administrative Agent, on behalf of the Lenders, to secure the Obligations of Borrowers as re-evidenced and otherwise provided by this Agreement.

SECTION 25 RELEASE OF CLAIMS.

IN CONSIDERATION OF ADMINISTRATIVE AGENT AND EACH LENDER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY, INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM (EACH A “RELEASED PARTY”), OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS, OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH ANY BORROWER OR ANY OTHER LOAN PARTY HERETOFORE, NOW OR FROM TIME TO TIME HEREAFTER OWNS, HOLDS OR HAS BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS AGREEMENT FROM, RELATING TO OR IN CONNECTION WITH THE EXISTING LOAN AGREEMENT, THE OBLIGATIONS, THIS AGREEMENT, BORROWERS’ OR ANY OTHER LOAN PARTY’S BANKING OR CASH MANAGEMENT RELATIONSHIP WITH ANY RELEASED PARTY OR ANY MATTERS RELATING TO ANY OF THE FOREGOING.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By /s/ Betsy Horton Betsy Horton, Chief Financial Officer

Signature Page to Amended and Restated Loan and Security Agreement

CIBC BANK USA, as Administrative Agent and a Lender By: /s/ Jennifer Kempton Jennifer Kempton, Managing Director

Signature Page to Amended and Restated Loan and Security Agreement

ANNEX 1 – COMMITMENTS

Lender	Revolving Loan Commitment	Percentage
CIBC BANK USA	$25,000,000.00	100.000000000
Total	$25,000,000.00	100.000000000

Annex 1 – Page 1